UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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PBF Energy Inc.

(Name of Registrant as Specified In Its Charter)

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PBF ENERGY INC.

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors has determined that the 2016 Annual Meeting of Stockholders of PBF Energy Inc. will be held on Tuesday, May 3, 2016, at 10:00 a.m., Eastern Time, at the Hilton Short Hills, 41 John F. Kennedy Parkway, Short Hills, New Jersey 07078 for the following purposes:

1.	the election of directors;

2.	the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as independent auditor;

3.	an advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (“say-on-pay”);

4.

to approve the amendment and restatement of the PBF Energy Inc. 2012 Equity Incentive Plan (the “2012 Equity Incentive Plan”) to, among other things, extend the plan’s expiration date, increase the number of shares reserved for issuance under the plan by 3,000,000 shares and reapprove the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”); and

5.	the transaction of any other business properly brought before the meeting or any adjournment or postponement thereof.

The Company’s 2015 Annual Report, which is not part of the proxy soliciting material, is enclosed. These materials are being delivered to stockholders on or about March 24, 2016.

Information with respect to the above matters is set forth in this proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 8, 2016. Stockholders of record at that time are entitled to vote at the meeting.

You may revoke a proxy at any time prior to its exercise by giving written notice to that effect to the Secretary or by submission of a later-dated proxy or subsequent Internet or telephonic proxy. If you attend the meeting, you may revoke any proxy previously granted and vote in person.

By order of the Board of Directors,

Trecia M. Canty

Senior Vice President, General Counsel and Secretary

PBF Energy Inc.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

March 21, 2016

ii

PBF ENERGY INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Our Board of Directors (the “Board”) is soliciting proxies to be voted at the Annual Meeting of Stockholders on May 3, 2016 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting or on any date to which the meeting may be adjourned. Unless otherwise indicated the terms “PBF,” “the Company,” “we,” “our,” and “us” are used in this Notice of Annual Meeting and Proxy Statement to refer to PBF Energy Inc., to one or more of our consolidated subsidiaries, or to all of them taken as a whole.

In lieu of this proxy statement and the accompanying notice, we are mailing a Notice of Internet Availability of Proxy Materials (“Internet Availability Notice”) to certain stockholders on or about March 24, 2016. On this date, stockholders will be able to access all of our proxy materials on the website referenced in the Notice.

Record Date, Shares Outstanding, Quorum

Holders of record of our Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and Class B Common Stock, par value $0.001 per share (“Class B Common Stock”) are entitled to vote as a single class on the matters presented at the Annual Meeting. At the close of business on March 8, 2016 (the “record date”), 97,816,106 shares of Class A Common Stock were issued and outstanding and entitled to one vote per share and the holders of the Class A Common Stock have 95.1% of the voting power. On the record date, 27 shares of Class B Common Stock were issued and outstanding and each share of Class B Common Stock entitled the holder to one vote for each Series A limited liability company membership interest (“PBF LLC Series A Units”) of our subsidiary, PBF Energy Company LLC (“PBF LLC”), held by such holder as of the record date. On the record date, Class B Common Stock holders collectively held 4,947,401 PBF LLC Series A Units, which entitled them to an equivalent number of votes, representing approximately 4.9% of the combined voting interests of the Class A and Class B Common Stock. See “PBF’s Corporate Structure” below for more information.

Stockholders representing a majority of voting power, present in person or represented by properly executed proxy, will constitute a quorum. Abstentions and broker non-votes count as being present or represented for purposes of determining the quorum.

Attending the Annual Meeting

In order to enter the Annual Meeting you will need to provide proof of ownership of PBF stock. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of PBF stock, such as a bank or brokerage account statement, to be admitted to the Meeting. Stockholders also must present a form of personal photo identification in order to be admitted to the Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name directly with the Company or with PBF’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by PBF.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Internet Availability Notice has been forwarded to you by your broker, bank or other holder of record.

As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

Voting by Mail, Telephone or Internet or in Person at the Meeting

You may vote using any of the following methods:

By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Mailed proxies must be received no later than the close of business on May 2, 2016 in order to be voted at the Annual Meeting. We urge you to use the other means of voting if there is a possibility your mailed proxy will not be timely received.

By telephone or on the Internet

We have established telephone and Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.voteproxy.com for stockholders of record. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 2, 2016.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

In person at the Annual Meeting

If you attend the Annual Meeting and want to vote in person, we will give you a ballot at the meeting. If your shares are registered in your name, you are considered the “stockholder of record” and you have the right to vote the shares in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from the “stockholder of record” (e.g., your broker) authorizing you to vote the shares.

Revocability of Proxies

You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to PBF, (ii) returning a subsequently dated proxy to PBF, or (iii) attending the Annual Meeting requesting that your proxy be revoked and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.

Abstentions

Abstentions are counted for purposes of determining whether a quorum is present. Abstentions are not counted in the calculation of the votes “cast” with respect to any of the matters submitted to a vote of stockholders. Directors will be elected by a plurality of the votes cast at the meeting.

Broker Non-Votes

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of Deloitte as our independent auditor (Proposal No. 2) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 2. Proposals 1, 3 and 4 are considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes is expected to occur on this proposal. These broker non-votes will not have any impact on the outcomes for this proposal as it requires the approval of a majority of the votes cast.

Solicitation of Proxies

PBF pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of PBF, none of whom will be specially compensated for such activities. Morrow & Co., LLC, 470 West Ave, Stamford, CT 06902, a proxy solicitation firm, will be assisting us for a fee of approximately $8,500 plus out-of-pocket expenses. PBF also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. We encourage you to review the entire proxy statement. This proxy statement and our Annual Report for the year ended December 31, 2015 are first being mailed to the Company’s stockholders and made available on the internet at www.pbfenergy.com on or about March 24, 2016. Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING AND BOARD RECOMMENDATION
1. Election of Directors (p. 16)
Name	Years of Service	Independent	Board Recommendation
Thomas D. O’Malley	4	No	For
Spencer Abraham	3	Yes	For
Wayne A. Budd	2	Yes	For
S. Eugene Edwards	2	Yes	For
William E. Hantke	—	Yes	For
Dennis M. Houston	4	Yes	For
Edward F. Kosnik	3	Yes	For
Robert Lavinia	—	Yes	For
Eija Malmivirta	2	Yes	For
Thomas J. Nimbley	1	No	For

2. Ratification of Deloitte & Touche LLP as Independent Auditors (p. 56)			For
3. Say on Pay (p. 59)			For
4. Approval of Amendment and Restatement of 2012 Equity Incentive Plan (p. 60)			For

PROXY STATEMENT SUMMARY (Continued)

PERFORMANCE

In accordance with SEC rules, the information contained in the Stock Performance Graph below shall not be deemed to be “soliciting material,” or to be “filed” with the SEC, or subject to the SEC’s Regulation 14A or 14C, other than as provided under Item 201(e) of Regulation S-K, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”). This performance graph and the related textual information are based on historical data and are not indicative of future performance.

The following line graph compares the cumulative total return on an investment in our common stock against the cumulative total return of the S&P 500 Composite Index and an index of peer companies (that we selected) for the periods commencing December 13, 2012 through December 31, 2015. Our peer group consists of the following companies that are engaged in refining operations in the U.S.: Alon USA Energy, Inc.; CVR Energy Inc.; Delek US Holdings, Inc.; HollyFrontier Corporation; Marathon Petroleum Corporation; Phillips 66; Tesoro Corporation; Valero Energy Corporation; and Western Refining, Inc.

	12/13/2012	12/31/2013	12/31/2014	12/31/2015
PBF Energy Inc. Class A Common Stock	$110.67	$124.73	$110.48	$158.67
S&P 500	100.91	133.59	151.88	153.98
Peer Group	103.11	149.73	146.74	182.21

PROXY STATEMENT SUMMARY (Continued)

EXECUTIVE COMPENSATION

Detailed discussion and analysis of our Executive Compensation begins on page 26. Our Executive Compensation program uses a mix of base salary, annual cash incentives, equity and equity-based awards and standard benefits to attract and retain highly qualified executives and maintain a strong relationship between executive pay and Company performance.

OUR PRINCIPLES	WHAT WE DO
Pay for Performance	A substantial portion of the total compensation of our executive officers is earned based on achievement of enterprise-wide goals that drive shareholder value.

Reward long-term growth and focus management on sustained success and shareholder value creation	A significant portion of the compensation of our executive officers is weighted toward equity and equity-based awards that encourage sustained performance and positive shareholder returns.

Ownership Alignment	Equity awards should be subject to vesting over an extended period of time. We establish alignment between our stockholders and management through a straightforward four year vesting schedule

Lower Cash Compensation as a Percentage of Total Compensation for Highly Compensated Employees

The percentage of compensation awarded in cash decreases as an employee’s total compensation increases in order for long-term performance to remain the overriding aspiration to realizing full compensation

Strong Governance Standards in Oversight of Executive Compensation Policies	We provide standard employee benefits and very limited perquisites to our executive officers. We provide no excise tax gross-ups.

PROXY STATEMENT SUMMARY (Continued)

GOVERNANCE

PBF Energy is committed to meeting high standards of ethical behavior, corporate governance and business conduct in everything we do, every day. This commitment has led us to implement the following practices:

Board Structure and Composition — Our directors are elected annually by vote of our stockholders and nine of our eleven current directors are, and assuming election of the ten director nominees at the Annual Meeting, eight out of ten of the directors will be, independent.

Lead Director — Our independent directors are led by an independent Lead Director and regularly meet in executive session.

Absence of Rights Plan — We do not have a shareholder rights plan, commonly referred to as a ‘‘poison pill.’’

Independent Compensation Consultant — Our Compensation Committee uses an independent compensation consultant, which performs no consulting or other services for the Company.

Stock Ownership — Most of our executive officers and some of our directors have a significant amount of equity in the Company and each of our executive officers and directors are partially compensated through annual equity awards to ensure a level of stock ownership to align their interests with those of our stockholders.

Chief Executive Officer (‘‘CEO’’) Succession Planning — Succession planning, which is conducted at least annually by our Board of Directors, addresses both an unexpected loss of our CEO and longer-term succession.

Transactions in Company Securities — Our insider trading policy prohibits all directors and employees from engaging in short sales and hedging transactions relating to our common stock, and requires advance approval of any pledging of common stock by directors, executive officers and other members of management.

ABOUT PBF ENERGY

We are one of the largest independent petroleum refiners and suppliers of unbranded transportation fuels, heating oil, petrochemical feedstocks, lubricants and other petroleum products in the United States. We sell our products throughout the Northeast, Midwest and Gulf Coast of the United States, as well as in other regions of the United States and Canada, and are able to ship products to other international destinations. We were formed in 2008 to pursue acquisitions of crude oil refineries and downstream assets in North America. We currently own and operate four domestic oil refineries and related assets, which we acquired in 2010, 2011 and November 2015. Our refineries have a combined processing capacity, known as throughput, of approximately 730,000 bpd, and a weighted-average Nelson Complexity Index of 11.7. We operate in two reportable business segments: Refining and Logistics.

PBF Energy was formed on November 7, 2011 and is a holding company whose primary asset is a controlling equity interest in PBF Energy Company LLC (“PBF LLC”). We are the sole managing member of PBF LLC and operate and control all of the business and affairs of PBF LLC. We consolidate the financial results of PBF LLC and its subsidiaries and record a noncontrolling interest in our consolidated financial statements representing the economic interests of the members of PBF LLC other than PBF Energy. PBF LLC is a holding company for the companies that directly or indirectly own and operate our business. PBF Holding Company LLC (“PBF Holding”) is a wholly-owned subsidiary of PBF LLC and is the parent company for our refining operations. PBF Energy, through its ownership of PBF LLC, also consolidates the financial results of PBF Logistics LP (“PBFX”), a fee-based, growth-oriented, publicly traded Delaware master limited partnership formed by PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. As of March 8, 2016, PBF LLC held a 53.7% limited partner interest (consisting of 2,572,944 common units and 15,886,553 subordinated units) in PBFX, with the remaining 46.3% limited partner interest held by the public unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBFX through its wholly-owned subsidiary, PBF Logistics GP LLC (“PBF GP”), the general partner of PBFX.

2015 Milestones

In 2015, we achieved a number of important milestones in our growth as a company including:

●

Continued Strong Financial Results. The Company’s adjusted fully-converted net income, excluding non-cash special items (a non-GAAP financial measure which is reconciled under the heading “Non-GAAP Financial Measures” in “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year-ended December 31, 2015) consisting of a $258.0 million non-cash, after-tax lower-of-cost-or-market (“LCM”) inventory charge and a $10.9 million non-cash, after-tax benefit related to a change in a tax receivable agreement liability, was $402.1 million for the year ended December 31, 2015 compared to $433.5 million for the year ended December 31, 2014, excluding $410.9 million of net non-cash special charges. Revenues totaled $13.1 billion for the year ended December 31, 2015 compared to $19.8 billion for the year ended December 31, 2014, a decrease of approximately 34%. Despite the year over year declines, the Company’s 2015 results represent a strong performance in light of the significant volatility and decrease in hydrocarbon market prices.

●	Successful Equity and Debt Offerings.

●

Equity. On February 6, 2015, we completed a public offering of 3,804,653 shares of Class A Common Stock in a secondary offering (the “February 2015 secondary offering”). All of the shares in the February 2015 secondary offering were sold by our former sponsors, funds affiliated with The Blackstone Group L.P. (“Blackstone”) and First Reserve Management L.P. (“First Reserve”). In connection with the February 2015 secondary offering, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for an equivalent number of shares of Class A Common Stock of PBF Energy, and as a result, Blackstone and First Reserve no longer hold any PBF LLC Series A Units or shares of our Class A Common Stock. In addition, on October 13, 2015, we completed a public offering of an aggregate of 11,500,000 shares of Class A Common Stock, including 1,500,000 shares of Class A Common Stock that was sold pursuant to the exercise of an overallotment option, for net proceeds of $344.0 million, after deducting underwriting discounts and commissions and other offering expenses (the “October 2015 Equity Offering”).

●

Debt. On May 12, 2015, PBFX and its wholly-owned subsidiary PBF Logistics Finance Corporation, closed on the offering of $350.0 million aggregate principal amount of 6.875% Senior Notes due 2023 (the “2023 PBFX Notes”). We received net proceeds from the 2023 PBFX Notes offering of approximately $343.0 million, after deducting the initial purchasers’ discount and offering expenses. PBFX used a portion of the net proceeds to pay $88.0 million of the cash consideration payable by us in the Delaware City Products Pipeline and Truck Rack Acquisition (discussed below under “Continued Growth of PBFX”). On November 24, 2015, PBF Holding and PBF Finance Corporation issued $500.0 million in aggregate principal amount of the 7% Senior Secured Notes due 2023 (the “2023 Senior Secured Notes”). The net proceeds were approximately $490.0 million after deducting the initial purchasers’ discount and offering expenses. The Company intends to use the proceeds for general corporate purposes, including to fund a portion of the purchase price for the pending acquisition of the Torrance refinery and related logistics assets.

●	Strategic Acquisitions.

●

Consummation of Chalmette Acquisition. In June 2015, we entered into an agreement to acquire from ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, Inc. 100% of the ownership interests of Chalmette Refining, L.L.C. (“Chalmette Refining”), which owns the Chalmette refinery and related logistics assets (the “Chalmette Acquisition”), which we closed on November 1, 2015. The purchase price was $322.0 million, plus inventory and working capital. The Chalmette Refinery, located outside of New Orleans, Louisiana, is a 189,000 bpd, dual-train coking refinery with a Nelson Complexity of 12.7 and is capable of processing both light and heavy crude oil. The facility is strategically positioned on the Gulf Coast with strong logistics connectivity that offers flexible raw material sourcing and product distribution opportunities, including the potential to export products. Subsequent to the closing of the Chalmette Acquisition, Chalmette Refining is a wholly-owned subsidiary of PBF Holding. Chalmette Refining owns 100% of the MOEM Pipeline LLC, providing access to the Empire Terminal, as well as the CAM Connection Pipeline, providing access to the Louisiana Offshore Oil Port facility through a third party pipeline. Chalmette Refining also owns 80% of each of the Collins Pipeline Company and T&M Terminal Company, both located in Collins, Mississippi, which provide a clean products outlet for the refinery to the Plantation and Colonial Pipelines. Also included in the acquisition are a marine terminal capable of importing waterborne feedstocks and loading or unloading finished products; a clean products truck rack which provides access to local markets; and a crude and product storage facility.

●

Pending Torrance Acquisition. On September 29, 2015, PBF Holding entered into a definitive Sale and Purchase Agreement with ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company to purchase the Torrance refinery, and related logistics assets (collectively, the “Torrance Acquisition”). The purchase price for the Torrance Acquisition is $537.5 million, plus inventory and working capital to be valued at closing. The Torrance refinery, located on 750 acres in Torrance, California, is a high-conversion 155,000 bpd, delayed-coking refinery with a Nelson Complexity of 14.9. The facility is strategically positioned in Southern California with advantaged logistics connectivity that offers flexible raw material sourcing and product distribution opportunities primarily in the California, Las Vegas and Phoenix area markets. The Torrance Acquisition is expected to further increase the Company’s total throughput capacity to approximately 900,000 bpd. In addition to refining assets, the Torrance Acquisition includes a number of high-quality logistics assets including a sophisticated network of crude and products pipelines, product distribution terminals and refinery crude and product storage facilities.

●

Continued Growth of PBFX. In May 2015, PBFX acquired all of the issued and outstanding limited liability company interests of Delaware City Pipeline Company LLC (“DPC”) and Delaware City Logistics Company LLC (“DCLC”), whose assets collectively consist of the Delaware City Products Pipeline and Truck Rack, for total consideration to PBF LLC of $143.0 million, consisting of $112.5 million of cash and $30.5 million of Partnership common units, or 1,288,420 common units (the “Delaware City Products Pipeline and Truck Rack Acquisition”). The cash consideration was partially funded by PBFX with $88.0 million in proceeds from the issuance and sale of the 2023 PBFX Notes.

CORPORATE GOVERNANCE

PBF’S CORPORATE STRUCTURE

In December 2012, we completed an initial public offering (“IPO”) of our Class A Common Stock, which is listed on the NYSE. We have another class of common stock, Class B Common Stock, which has no economic rights but entitles the holder, without regard to the number of shares of Class B Common Stock held, to a number of votes on matters presented to our stockholders that is equal to the aggregate number of PBF LLC Series A Units held by such holder. The Class A Common Stock and the Class B Common Stock are referred to as our “common stock.” We were initially sponsored and controlled by funds affiliated with The Blackstone Group L.P., or Blackstone, and First Reserve Management, L.P., or First Reserve (collectively referred to as “our former sponsors”). See “Certain Relationships and Related Party Transactions—Our Historical Relationship with Blackstone and First Reserve.” Through 2014, Blackstone and First Reserve each had the right to designate directors for appointment to our Board of Directors and each initially had two (2) directors. Following secondary offerings by First Reserve and Blackstone in February and June 2014, respectively, the sponsors’ designated directors resigned from our Board of Directors. The sponsors no longer have the right to designate directors.

As of the March 8, 2016 record date, certain of our current and former executive officers, directors and employees and their affiliates beneficially owned 4,947,401 PBF LLC Series A Units (we refer to all of the holders of the PBF LLC Series A Units as “pre-IPO owners” of PBF LLC). Each of the pre-IPO owners of PBF LLC holds one share of Class B Common Stock entitling the holder to one vote for each PBF LLC Series A Unit they hold.

Certain of our current and former officers hold interests in PBF LLC, which are profits interests (which we refer to as the “PBF LLC Series B Units”) and certain of our pre-IPO owners and other employees hold options and warrants to purchase PBF LLC Series A Units as well as options to purchase Class A

Common Stock. As described under “Certain Relationships and Related Party Transactions—Summary of PBF LLC Series B Units,” holders of PBF LLC Series B Units, including certain officers of the Company, are entitled, in varying degrees on a scale of 0% to 10%, to share in all distributions and proceeds (other than return of amounts invested) to Blackstone and First Reserve related to PBF LLC Series A Units previously owned by Blackstone and First Reserve.

INFORMATION REGARDING THE BOARD OF DIRECTORS

PBF’s business is managed under the direction of our Board. In 2015, our Board had nine (9) members, including our Executive Chairman, Thomas D. O’Malley, and our Chief Executive Officer, Thomas J. Nimbley. Following the appointment of Robert J. Lavinia and William E. Hantke as independent directors as of February 8, 2016, our Board currently has eleven (11) members.

Our Board conducts its business through meetings of its members and its committees. During 2015, our Board held nine (9) meetings and each member of the Board participated in at least 75% of the meetings held while they were in office. All of the directors then in office attended the annual meeting of stockholders in 2015. All Board members standing for re-election are expected to attend the 2016 Annual Meeting.

The Board’s Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are composed entirely of directors who meet the independence requirements of the NYSE listing standards and any applicable regulations of the Securities and Exchange Commission, or the SEC.

INDEPENDENCE DETERMINATIONS

Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with PBF. Based upon information requested from and provided by our directors concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of PBF, each of the independent directors named below has either no relationship with PBF, either directly or as a partner, stockholder, or officer of an organization that has a relationship with PBF, or has only immaterial relationships with PBF, and is independent under the NYSE’s listing standards.

In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this Proxy Statement. An immaterial relationship falls within the guidelines if it:

●	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

●

consists of charitable contributions by PBF to an organization in which a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

●

consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of PBF and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

●	is not required to be, and it is not otherwise, disclosed in this proxy statement.

The Board has determined that all of the 2016 non-management director nominees meet the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual: Spencer Abraham, Wayne A. Budd, S. Eugene Edwards, William E. Hantke, Dennis M. Houston, Edward F. Kosnik, Robert J. Lavinia and Eija Malmivirta. Jefferson F. Allen will serve as an independent director until the Annual Meeting.

COMMITTEES OF THE BOARD

PBF had these standing committees of the Board in 2015.

●	Audit Committee;

●	Compensation Committee; and

●	Nominating and Corporate Governance Committee.

In December 2015, the Board approved the Health, Safety and Environmental Committee (the “HS&E Committee”) as an additional standing committee effective as of January 1, 2016.

We have adopted a charter setting forth the responsibilities of each of the committees. The committee charters are available on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. The members of the Audit Committee are Jefferson F. Allen (Chairman), Dennis M. Houston and Edward F. Kosnik. Mr. Allen and Mr. Kosnik were each determined by the Board to be an “Audit Committee financial expert” (as defined by the SEC).

In 2015, the Audit Committee met four (4) times and each meeting was attended by all of the members. The “Report of the Audit Committee for Fiscal Year 2015” appears in this proxy statement following the disclosures related to Proposal No. 2.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity incentive compensation plan and cash incentive plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below.

The members of the Compensation Committee are Spencer Abraham (Chairman), Jefferson F. Allen and Eija Malmivirta. Each of the three current members of the Compensation Committee qualifies as independent under applicable SEC rules and regulations and the rules of the NYSE, as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (the “Code”) and as a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act.

In 2015, the Compensation Committee met five (5) times and the meetings were attended by all members. The “Compensation Committee Report” for Fiscal Year 2015 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocking relationships. None of the members of the Compensation Committee has served as an officer or employee of PBF or had any relationship requiring disclosure by PBF under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies, and procedures, including our codes of business conduct and ethics. The members of the Nominating and Corporate Governance Committee are Wayne Budd (Chairman), Spencer Abraham, and S. Eugene Edwards. The committee met four (4) times in 2015 and the meetings were attended by all members.

The Nominating and Corporate Governance Committee recommended to the Board each presently serving director of PBF as nominees for election as directors at the Annual Meeting. The Committee also considered and recommended the appointment of a Lead Director (described below under “Board Leadership Structure, Lead Director and Meetings of Non-Management Directors”) to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a Lead Director, and Board committee assignments.

Health, Safety and Environmental Committee

The HS&E Committee assists the Board of Directors in fulfilling its oversight responsibilities by assessing the effectiveness of programs and initiatives that support the Health, Safety and Environment and sustainability, innovation, and technology policies and programs of the Company. The members of the HS&E Committee are Dennis M. Houston (Chairman), S. Eugene Edwards and Eija Malmivirta. The formation of the HS&E Committee was approved by the Board in December 2015 and therefore held no meetings in 2015.

SELECTION OF DIRECTOR NOMINEES

The Nominating and Corporate Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers and individuals personally known to the members of the Board. Messrs. Lavinia and Hantke were appointed as directors in 2016 by action of the Board of Directors following the recommendation of the Nominating and Corporate Governance Committee. Each of them was suggested to the Nominating and Corporate Governance Committee by Company executives. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.

Evaluation of Director Candidates

The Nominating and Corporate Governance Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.

In evaluating each candidate, the Committee may consider among other factors it may deem relevant:

●

whether or not the person has any relationships that might impair his or her independence, such as any business, financial or family relationships with the Company, its management or their affiliates; willingness to serve as, and willingness and ability to commit the time necessary for the performance of the duties of, a director of the Company;

●	whether or not the person serves on boards of, or is otherwise affiliated with, competing companies;

●	whether or not the person is willing to serve as, and willing and able to commit the time necessary for the performance of the duties of, a director of the Company;

●

the contribution which the person can make to the Board and the Company, with consideration being given to the person’s business and professional experience, education and such other factors as the Committee may consider relevant;

●	the diversity in gender, ethnic background and professional experience of a candidate; and

●	the integrity, strength of character, independent mind, practical wisdom and mature judgment of the person.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate and, if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate. After completing this process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.

BOARD LEADERSHIP STRUCTURE, LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS

Although PBF’s Corporate Governance Guidelines do not establish this approach as a policy, our Board of Directors has determined that the most effective leadership structure at this time is to have a Chairman of the Board who is not also the CEO. The Board may modify this structure in the future to ensure that the Board leadership structure for the Company remains effective and advances the best interests of our stockholders.

In addition to separating the roles of Chairman of the Board and Chief Executive Officer, our Board appoints a “Lead Director” whose responsibilities include leading the meetings of our non-management directors outside the presence of management. Jefferson F. Allen is currently our Lead Director. The Lead Director acts as the chair of all non-management director meetings sessions and is responsible for coordinating the activities of the other outside directors, as required by our Corporate Governance Guidelines and the NYSE listing standards. The Lead Director, working with committee chairpersons, sets agendas and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as a liaison between the independent directors and the Chairman. The Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The independent directors, to the extent not identical to the non-management directors, are required to meet in executive session as appropriate matters for their consideration arise, but, in any event, at least once a year. The agenda of these executive sessions includes such topics as the participating directors shall determine.

ENTERPRISE RISK OVERSIGHT

The Board considers oversight of PBF’s risk management efforts to be a responsibility of the full Board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to PBF, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee) receives reports from management to enable the Board (or committee) to assess PBF’s risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of PBF’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing PBF.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

All of PBF’s directors are subject to election each year at the annual meeting of stockholders. If elected at the Annual Meeting, all of the nominees for director listed below will serve a one-year term expiring at the 2017 Annual Meeting of Stockholders. On the proxy card, PBF has designated certain persons who will be voting the proxies submitted for the Annual Meeting and these persons will vote as directed by your proxy card. If your proxy card does not provide voting instructions, these persons will vote for the election of each of these nominees.

The Board recommends a vote “FOR” all nominees.

Under our bylaws, each director to be elected under this Proposal No. 1 will be elected by the vote of the plurality of the votes cast at the Annual Meeting if a quorum is present. With respect to each nominee, votes “cast” exclude abstentions. Broker non-votes will not have an impact on the outcome of this proposal.

If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for an alternative nominee.

INFORMATION CONCERNING NOMINEES AND DIRECTORS

Our directors are listed in the following table. Each is a nominee for election as a director at the Annual Meeting.

The following table sets forth certain information regarding our directors as of the date of this proxy statement. Each director will hold office until a successor is elected and qualified or until his earlier death, resignation or removal.

Name	Age	Position
Thomas D. O’Malley	74	Executive Chairman
Spencer Abraham	70	Director
Wayne A. Budd	74	Director
S. Eugene Edwards	59	Director
William E. Hantke	68	Director
Dennis M. Houston	64	Director
Edward F. Kosnik	71	Director
Robert J. Lavinia	69	Director
Eija Malmivirta	75	Director
Thomas J. Nimbley	64	Chief Executive Officer and Director

Thomas D. O’Malley has served as Executive Chairman of our Board since our formation in November 2011, served as Executive Chairman of the Board of Directors of PBF LLC and its predecessors from March 2008 to February 2013, and was the Chief Executive Officer of PBF LLC and its predecessor from inception until June 2010. Mr. O’Malley also served as the Chairman of PBF Holding Company LLC (“Holding”) from April 2010 to June 2010 and from January 2011 to October 2012. Mr. O’Malley also serves as the Chairman of the Board of Directors of PBF Logistics GP LLC, the general partner of PBF Logistics LP, a publicly traded master limited partnership, since 2014. He has more than 30 years of experience in the refining industry. He served as Chairman of the Board of Petroplus Holdings A.G. (“Petroplus”), listed on the Swiss Exchange, from May 2006 until February 2011, and was Chief Executive Officer from May 2006 until September 2007. Mr. O’Malley was Chairman of the Board of Premcor, a domestic oil refiner and Fortune 250 company listed on the NYSE, from February 2002 until its sale to Valero in August 2005 and was Chief Executive Officer from February 2002 to January 2005. Before joining Premcor, Mr. O’Malley was Chairman and Chief Executive Officer of Tosco Corporation (“Tosco”). This Fortune 100 company, listed on the NYSE, was the largest independent oil refiner and marketer of oil products in the United States, with annualized revenues of approximately $25.0 billion when it merged with Phillips Petroleum Company (“Phillips”) in September 2001.

Mr. O’Malley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the board with valuable leadership, and for these reasons PBF Energy Inc. believes Mr. O’Malley is qualified to serve as Chairman of its Board of Directors.

Mr. O’Malley is the uncle by marriage of Mr. Matthew C. Lucey, a named executive officer of the Company.

Spencer Abraham has served as a director of PBF Energy Inc. since October 2012, was a director of PBF LLC from August 2012 to February 2013 and a director of Holding from August 2012 to October 2012. He is the chairman of our Compensation Committee and a member of our Nominating and Corporate Governance Committee. Mr. Abraham is the Chief Executive Officer and Chairman of the international strategic consulting firm The Abraham Group, which he founded in 2005. Prior to starting The Abraham Group, Mr. Abraham served as Secretary of Energy under President George W. Bush from 2001 through January 2005, and was a U.S. Senator for the State of Michigan from 1995 to 2001. Prior to serving as a U.S. Senator, Mr. Abraham held various other public and private sector positions in the public policy arena. Mr. Abraham serves as a director of Occidental Petroleum Corporation, where he is a member of the Compensation Committee, Corporate Governance Committee, Nominating & Social Responsibility Committee, the Environmental Health & Safety Committee and the Training and Succession Planning Committee, NRG Energy, Inc., where he is a member of the Compensation Committee and the Nuclear Oversight Committee, and Two Harbors, a publicly traded REIT, where he is a member of the Compensation Committee and the Governance Committee and as Chairman of the Advisory Board of Lynx Global Realty Asset Fund Onshore LLC. He was previously a director of ICx Technologies and non-executive Chairman of Areva Inc. Mr. Abraham also serves on the boards or advisory committees of several private companies, including Sindicatum Sustainable Resources and C3 Energy Resource Management.

Mr. Abraham’s extensive political and financial experience in the energy sector, including as the Secretary of Energy of the United States, as a U.S. Senator and as a board member of various public companies in the oil and gas sector, provides him with unique and valuable insights into the industry in which we operate and the markets that we serve, and for these reasons PBF Energy Inc. believes that Mr. Abraham is a valuable member of its Board of Directors.

Wayne A. Budd has served as a director of PBF Energy Inc. since February 2014 and he has served as the chairman of our Nominating and Corporate Governance Committee since April 2014. He has over 40 years of legal experience in the public and private sectors, and since 2004 is a Senior Counsel of Goodwin Procter LLP. Prior to that, Mr. Budd served as a Senior Executive Vice President and General Counsel and a Director of John Hancock Financial Services Inc. from 2000 to 2004. Mr. Budd served as Group President, New England, of Bell Atlantic Corporation (now Verizon Communications Inc.) from 1996 to 2000. He served as a Senior Partner at Goodwin Procter LLP from 1993 to 1996. Mr. Budd also served on the U.S. Sentencing Commission, from 1994 to 1997, which he was appointed to by President Bill Clinton. From 1992 to 1993, Mr. Budd served as an Associate Attorney General of the United States, overseeing the Civil Rights, Environmental, Tax, Civil and Anti-Trust Divisions at the Department of Justice, as well as the Bureau of Prisons. From 1989 to 1992, he was the United States Attorney for the District of Massachusetts. Mr. Budd previously served as a director of Tosco and Premcor and currently serves as a director at McKesson Corporation, where he is a member of the Audit and Governance Committees. He is the past Chairman of the National Board of the American Automobile Association and currently serves as a director of the American Automobile Association of Southern New England. Mr. Budd earned a bachelor’s degree from Boston College and a Juris Doctorate from Wayne State University Law School.

Mr. Budd’s extensive legal experience and board membership with public entities, including in the refining sector, provides our board with a beneficial perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Budd is a valuable member of its Board of Directors.

S. Eugene Edwards has served as a director of PBF Energy Inc. since July 2014 and has been a member of our Nominating and Corporate Governance Committee since August 2014. He has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero Energy Corp. (“Valero”) in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo Petroleum Corporation. He previously served as a director of CST Brands Inc., a spin-off of Valero, from May to October 2013. Mr. Edwards has served as a director of Green Plains Energy since June 2014 and is a member of its Audit and Compensation Committees. He has also served as a director of Cross America Limited Partners since September 2014. Mr. Edwards earned a bachelor’s degree in Chemical Engineering from Tulane University and a Masters of Business Administration from the University of Texas at San Antonio.

Mr. Edwards’ decades of experience in all aspects of the refining sector provides the board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector, and for these reasons PBF Energy Inc. believes Mr. Edwards is a valuable member of its Board of Directors.

William E. Hantke has served as a director of PBF Energy Inc. since February 8, 2016. Prior to his retirement in 2005, he served as the Executive Vice President and Chief Financial Officer of Premcor, Inc. from 2002. Prior to his tenure at Premcor, Mr. Hantke served as the Corporate Vice President of Development of Tosco Corporation from 1999 to 2001. From 1993 to 1999, Mr. Hantke served as the Corporate Controller of Tosco, and from 1990 to 1993, he served as the Chief Financial Officer of Seminole Fertilizer Corporation, a wholly owned subsidiary of Tosco. Mr. Hantke has served as a director of NRG Energy since 2006 and is the chair of its audit committee and a member of its compensation committee. He has previously served as a director of Texas Genco, LLC, Process Energy Solutions (where he was non-executive chairman) and a director and vice-chairman of NTR Acquisition Co., an oil refining start-up. Mr. Hantke has a bachelor’s degree in accounting from Fordham University.

Mr. Hantke’s experience as a financial expert and board member of public entities including in the refining sector, provides our board with a beneficial perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Hantke is a valuable member of its Board of Directors.

Dennis M. Houston has served as a director of PBF Energy Inc. since its formation in November 2011, was a director of PBF LLC from June 2011 to February 2013 and was a director of Holding from June 2011 to October 2012. Mr. Houston is a member of our Audit Committee. Mr. Houston is the chairman of DM Houston Consulting, LLC and has approximately 40 years of experience in the oil and gas industry, including over 35 years with ExxonMobil Corporation and its related companies (“ExxonMobil”). At the time of his retirement from ExxonMobil in May 2010, Mr. Houston held the positions of Executive Vice President Refining & Supply, Chairman and President of ExxonMobil Sales & Supply LLC and Chairman of Standard Tankers Bahamas Limited. Mr. Houston’s experience also includes engineering and management positions in ExxonMobil’s refining organization and positions in Lubes and Supply. Mr. Houston has served as a director of Argus Media Limited since February 2011, a director of ABS Group since June 2011 and, since June 2013, a director of GasLog, where he also serves on the Audit Committee.

Mr. Houston’s extensive operational experience in the oil and gas industry, including as a manager of a global refining organization, provides him with valuable insight into the markets in which PBF Energy Inc. operates and provides a unique perspective and for these reasons PBF Energy Inc. believes Mr. Houston is a valuable member of its Board of Directors.

Edward F. Kosnik has served as a director of PBF Energy since February 20, 2013. Mr. Kosnik serves on our Audit Committee. For almost 30 years he worked in various fields including banking, insurance, real estate, technology, manufacturing and energy, holding positions that included Chairman, President and CEO, and CFO. Before his retirement in 2001, he most recently served in positions including President and Chief Executive Officer of Berwind Corporation, a diversified, industrial real estate and financial services company, from 1997 until 2001. Previously he served as Executive Vice President and CFO of Alexander and Alexander Inc. from 1994 to 1997, and as Chairman, President and CEO of JWP Inc. from 1992 to 1994. In addition, Mr. Kosnik has served on the boards and audit committees of Steelpath MLP Funds Trust from January 2010 to December 2012, Semgroup Energy Partners LP from July 2008 to November 2009, Premcor Inc. from November 2004 to September 2005, and Buckeye Partners LP from December 1986 to September 2007. Mr. Kosnik also served on Marquette University’s Board of Trustees and its audit committee from September 2006 to September 2009.

Mr. Kosnik’s experience as a financial expert and board member of public entities including in the refining and logistics sectors, provides our board with a beneficial perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Kosnik is a valuable member of its Board of Directors.

Robert J. Lavinia has served as a director of PBF Energy Inc. since February 8, 2016. Robert J. Lavinia began his career in 1970 at the Gulf Oil Corporation as a licensed officer in the United States flag tanker fleet. He transferred to Gulf International Trading Company, and after several promotions, left Gulf in 1980 to work for Phibro Energy Corporation. In 1985, he took over as President and Chief Executive Officer of Hill Petroleum Company, Phibro’s refining division. In 1992, he joined Tosco Corporation. During his tenure at Tosco, the Company made several acquisitions to include British Petroleum Northwest, Circle K Company and Union 76 Products Company, all of which were integrated into the Tosco Marketing Company. He served as President of Tosco Marketing with over 6,000 gas and convenience stores in 32 states with more than 20,000 employees. He was also Senior Vice President of Tosco Corporation. From 2002 to 2006, he served on the board of Transcor SA, a Belgium-based company with trading operations around the world. From 2005-2006, he served as Chairman of Pasadena Refining, a Transcor subsidiary. In 2007 he joined Petroplus Holdings AG, the largest European independent refining and wholesale marketing company. Mr. Lavinia became the CEO in March 2008. In September 2009, he retired from Petroplus and was elected to remain a board member until 2012. Mr. Lavinia previously served on the Board of Big West Oil.

Mr. Lavinia’s industry specific experience as an executive and board member of a public company, provides the board with a unique perspective and insight, and for these reasons PBF Energy Inc. believes Mr. Lavinia is a valuable member of its Board of Directors.

Eija Malmivirta has served as a director of PBF Energy Inc. since July 2014 and as a member of our Compensation Committee since August 2014. She has over 40 years of experience in the energy sector. Ms. Malmivirta served in various positions at Neste Oy from 1969 to 1996, most recently as an Executive Vice President, Head of Neste International Oil Trading and Supply. She served as the Chairman and principal owner of Merei Energy Oy Ltd., an oil trading company, from 1996 to 2002. Ms. Malmivirta served as a member of the Board of Directors of Kemira Oyj, a chemical company from 1997 to 2008, VR Group Ltd. (Finnish Railways) from 1993 to 2006, National Emergency Supply Agency from 1997 to 2009, all located in Helsinki, Finland. She was also a board member for Tosco from 1997 to 2001, Premcor from 2002 to 2004 and Petroplus from 2006 to 2011.

Ms. Malmivirta’s extensive oil industry expertise and public entity board member experience, including in the refining sector, provides our board with added depth and strategic insight, and for these reasons PBF Energy Inc. believes Ms. Malmivirta is a valuable member of its Board of Directors.

Thomas J. Nimbley has served as a director of PBF Energy Inc. since October 2014. He has served as our Chief Executive Officer since June 2010 and was our Executive Vice President, Chief Operating Officer from April 2010 through June 2010. In his capacity as PBF Energy Inc.’s Chief Executive Officer, Mr. Nimbley also serves as a director and the Chief Executive Officer of its subsidiaries, including PBF Logistics GP LLC, the general partner of PBF Logistics LP, a publicly traded master limited partnership. Prior to joining PBF Energy Inc., Mr. Nimbley served as a Principal for Nimbley Consultants LLC from June 2005 to March 2010, where he provided consulting services and assisted on the acquisition of two refineries. He previously served as Senior Vice President and head of Refining for Phillips and subsequently Senior Vice President and head of Refining for ConocoPhillips’ domestic refining system (13 locations) following the merger of Phillips and Conoco. Before joining Phillips at the time of its acquisition of Tosco in September 2001, Mr. Nimbley served in various positions with Tosco and its subsidiaries starting in April 1993.

Mr. Nimbley’s extensive experience in and knowledge of the refining industry, as well as his proven leadership skills and management experience provides the board with valuable leadership, and for these reasons PBF Energy Inc. believes Mr. Nimbley is a valuable member of its Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table describes each person, or group of affiliated persons, known to be a beneficial owner of more than five percent of our Class A Common Stock as of the record date, March 8, 2016 and is based solely upon reports filed by such persons with the SEC.

	Common Stock Beneficially Owned as of March 8, 2016

Name and Address of Beneficial Owner	Number	%
The Baupost Group, L.L.C. (1)	11,025,000	11.29

The Vanguard Group (2)	10,011,045	10.23

JPMorgan Chase & Co. (3)	5,982,783	6.10

Dimensional Fund Advisors LP (4)	4,918,385	5.04

(1)

According to a Schedule 13G/A filed with the SEC on March 10, 2016 by The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman, with an address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02166. The Schedule 13G reports that The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman share voting and dispositive power with respect to the reported shares.

(2)

According to a Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group, with an address of 100 Vanguard Blvd., Malvern, PA 19355. The Schedule 13G/A reports that The Vanguard Group has sole voting power with respect to 71,408 shares, shared voting with respect to 4,900 shares, sole dispositive power with respect to 9,940,537 shares and shared dispositive power with respect to 70,508 shares.

(3)

According to a Schedule 13G/A filed with the SEC on January 21, 2016 by JPMorgan Chase & Co., with an address of 270 Park Avenue, New York, NY 10017. The Schedule 13G/A reports that JPMorgan Chase & Co. has sole voting power with respect to 5,834,358 shares, shared voting with respect to 1,169 shares, sole dispositive power with respect to 5,980,751 shares and shared dispositive power with respect to 2,032 shares.

(4)

According to a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, with an address of Building One, 6300 Bee Cave Road, Austin, Texas 78746. The Schedule 13G reports that Dimensional Fund Advisors LP has sole voting power with respect to 4,780,952 shares and sole dispositive power with respect to all of the reported shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table presents information as of March 8, 2016, regarding common stock beneficially owned (or deemed to be owned) by each nominee for director, each director as of such date, each executive officer named in the Summary Compensation Table, and all current directors and executive officers of PBF as a group. No executive officer, director, or nominee for director beneficially owns any class of equity securities of PBF Energy Inc. other than common stock. None of the shares listed below are pledged as security. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The percentage of PBF Energy common stock beneficially owned is based on the shares of Class A Common Stock and Class B Common Stock outstanding. Except as otherwise indicated, the business address for each of the following persons is One Sylvan Way, Second Floor, Parsippany, New Jersey 07054.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned (%)
Thomas D. O’Malley (1)	3,973,431	3.9
Thomas J. Nimbley (2)	900,000	*
C. Erik Young (3)	117,500	*
Matthew C. Lucey (4)	176,698	*
Thomas O’Connor (5)	65,000	*
Spencer Abraham (6)	14,623	*
Jefferson F. Allen (7)	195,131	*
Wayne A. Budd (8)	9,045	*
S. Eugene Edwards (9)	5,789	*
Dennis M. Houston (10)	54,055	*
William E. Hantke	—	—
Edward F. Kosnik (11)	17,848	*
Robert J. Lavinia (12)	5,000	*
Eija Malmivirta (13)	7,718	*
All directors and executive officers as a group (18 persons) (14)	5,884,152	5.7

*	Represents less than 1%.

(1)

Consists of (a) 82,866 shares of Class A Common Stock held directly by Mr. O’Malley; (b) 100,000 shares of Class A Common Stock held directly by the T.D. and M.A. O’Malley Foundation, Inc.; (c) 2,971,800 PBF LLC Series A Units held by the Thomas D. O’Malley Revocable Trust, (d) 500,000 PBF LLC Series A Units held by entities in which Mr. O’Malley holds a controlling interest, (e) 131,265 PBF LLC Series A Units held by Horse Island Partners, of which Mr. O’Malley is the Managing Member, (f) 50,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (g) 137,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(2)

Consists of (a) 675,000 PBF LLC Series A Units; (b) 60,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; and (c) an aggregate of 165,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(3)

Consists of (a) 5,500 PBF LLC Series A Units; (b) 40,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; and (c) an aggregate of 34,500 PBF LLC Series A Units and 37,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(4)

Consists of (a) 59,198 PBF LLC Series A Units (b) 40,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; and (c) an aggregate of 10,000 PBF LLC Series A Units and 67,500 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

(5)

Consists of (a) 40,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting; and (b) 25,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding options.

(6)

Consists of (a) 1,538 shares of Class A Common Stock held directly by Mr. Abraham, (b) 5,518 PBF LLC Series A Units and (c) 7,567 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(7)

Consists of (a) 3,163 shares of Class A Common Stock held directly by Mr. Allen, (b) 182,968 PBF LLC Series A Units and (c) 9,000 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(8)

Consists of (a) 1,638 shares of Class A Common Stock held directly by Mr. Budd and (b) 7,407 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(9)	Consists of 5,789 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(10)

Consists of (a) 16,945 shares of Class A Common Stock held directly by Mr. Houston, (b) 12,432 PBF LLC Series A Units, (c) 8,011 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (d) an aggregate of 16,667 PBF LLC Series A Units that can be acquired within 60 days upon the exercise of outstanding warrants and options.

(11)

Consists of (a) 9,185 shares of Class A Common Stock held directly by Mr. Kosnik and (b) 8,663 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(12)	Consists of 5,000 shares of Class A Common Stock held directly by Mr. Lavinia.

(13)

Consists of (a) 940 shares of Class A Common Stock held directly by Ms. Malmivirta and (b) 6,778 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting.

(14)

Consists of (a) 218,275 shares of Class A Common Stock held directly by directors and officers; (b) 4,600,495 PBF LLC Series A Units, (c) 283,215 shares of restricted Class A Common Stock, which are entitled to vote and receive dividends but are subject to vesting and (d) an aggregate of 167,167 PBF LLC Series A Units and 610,000 shares of Class A Common Stock that can be acquired within 60 days upon the exercise of outstanding warrants and options, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our common stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed in 2015.

RISK ASSESSMENT OF COMPENSATION PROGRAMS

Total compensation for our employees that are not represented by a union (“non-represented employees”) is structured similarly to that for our named executive officers and consists of cash compensation in the form of a base salary and eligibility for an annual bonus under our Annual Cash Incentive Plan (as described below); and retirement, health and welfare benefits. Certain non-represented employees, like our named executive officers, are eligible for equity incentive compensation under our 2012 Equity Incentive Plan (as described below) at the discretion of the Board.

We believe that our incentive compensation programs effectively balance risk and reward. When assessing risk, we consider base salary, the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. For our named executive officers and other senior management, equity incentive compensation is designed to be a substantial part of their total compensation while the compensation for most of our employees is weighted towards salary and annual cash incentives. Our non-represented employees participate in an annual program pursuant to which awards are given based upon the achievement of specific performance objectives of the Company under our Annual Cash Incentive Plan and individual performance as assessed by management.

Since the proportion of total compensation that is at risk (i.e., that will vary based on Company performance) increases as the scope and level of the employee’s decision-making responsibilities increase, our incentive compensation programs may encourage management level employees to take certain risks. However, the Board of Directors takes that fact into consideration and aligns employee interests with those of our stockholders through the use of equity incentives that are intended to focus management on achieving strong annual results while also pursuing significant multi-year growth. The performance goals set by the Board of Directors are designed to be aggressive and challenging but also achievable. We actively monitor our compensation policies and practices to determine whether our risk management objectives are being met through the incentives we provide to our employees.

Features of our compensation programs that we believe mitigate excessive risk taking include:

•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in PBF’s long-term best interests;

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance; and

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings.

COMPENSATION CONSULTANT DISCLOSURES

The Compensation Committee retained Pay Governance LLC (“Pay Governance”) as independent compensation consultants in 2015. In its role as advisors to the Compensation Committee, Pay Governance was retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firm. Pay Governance did not provide other consulting services to PBF or to any senior executives of PBF in 2015. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

During 2015, the consultant’s executive compensation consulting services included:

•	an assessment of the components of our executive compensation program including our executives’ equity compensation levels;

•	an assessment of the prevalence and terms of executive employment agreements; and

•	a review of market and “best” practices with respect non-management director compensation.

EXECUTIVE COMPENSATION

Executive Summary

PBF Energy’s compensation program is designed to attract and retain highly qualified executives and to maintain a strong link between pay and the achievement of enterprise-wide goals. We emphasize and reward teamwork and collaboration among executive officers, which we believe produces growth and performance and optimizes the use of enterprise-wide capabilities for the benefit of our stockholders and other stakeholders.

The Compensation Committee believes that total compensation for the executive officers listed in the 2015 Summary Compensation Table (the ‘‘named executive officers’’) should be heavily weighted toward performance-based compensation, and this was the case for 2015. The elements of compensation for our named executive officers were unchanged from 2014.

In determining 2015 executive compensation, the Compensation Committee considered the Company’s significant accomplishments in 2015, including but not limited to growth in the Logistics segment, overall operating performance and financial results, all of which were achieved in sometimes challenging market conditions, as well as individual executive performance. In 2015, the Company continued to perform well under the leadership of our CEO and his executive team, with the following notable accomplishments:

●

Continued Strong Financial Results.  The Company’s adjusted fully-converted net income, excluding non-cash special items (a non-GAAP financial measure which is reconciled under the heading “Non-GAAP Financial Measures” in “Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year-ended December 31, 2015) consisting of a $258.0 million non-cash, after-tax LCM inventory charge and a $10.9 million non-cash, after-tax benefit related to a change in a tax receivable agreement liability, was $402.1 million for the year ended December 31, 2015 compared to $433.5 million for the year ended December 31, 2014, excluding $410.9 million of net non-cash special charges. Revenues totaled $13.1 billion for the year ended December 31, 2015 compared to $19.8 billion for the year ended December 31, 2014, a decrease of approximately 34%. Despite the year over year declines, the Company’s 2015 results represent a strong performance in light of the significant volatility and decrease in hydrocarbon market prices.

●	Strategic Acquisitions.

●

Chalmette Acquisition. In June 2015, we entered into an agreement to acquire from ExxonMobil Oil Corporation, Mobil Pipe Line Company and PDV Chalmette, Inc. with respect to the Chalmette Acquisition, which we closed on November 1, 2015. See “About PBF Energy – 2015 Milestones – Strategic Acquisitions.”

●

Pending Torrance Acquisition. On September 29, 2015, we entered into an agreement with ExxonMobil Oil Corporation and its subsidiary, Mobil Pacific Pipeline Company relating to the pending Torrance Acquisition. See “About PBF Energy – 2015 Milestones – Strategic Acquisitions.”

●	Successful Equity and Debt Offerings.

●

We completed the February 2015 secondary offering, which resulted in our former sponsors, Blackstone and First Reserve, no longer holding any PBF LLC Series A Units or shares of our Class A Common Stock. The ability of our former sponsors to successfully exit their investment is a reflection of our company’s growth and maturation.

●	We also completed the October 2015 Equity Offering, with net proceeds of $344.0 million, after deducting underwriting discounts and commissions and other offering expenses.

●

PBFX and its wholly-owned subsidiary PBF Logistics Finance Corporation, closed on the offering of $350.0 million of the 2023 PBFX Notes, using a portion of the net proceeds to fund the Delaware City Products Pipeline and Truck Rack Acquisition (discussed below under “Continued Growth of PBFX”).

●

PBF Holding and PBF Finance Corporation issued $500.0 million of the 2023 Senior Secured Notes, the net proceeds of which the Company intends to use for general corporate purposes, including to fund a portion of the purchase price for the pending Torrance Acquisition.

●

Continued Growth of PBFX.  In May 2015, PBFX consummated the Delaware City Products Pipeline and Truck Rack Acquisition, for total consideration to PBF LLC of $143.0 million, consisting of $112.5 million of cash and $30.5 million of Partnership common units, or 1,288,420 common units.

As discussed above, our CEO’s leadership of the Company was a significant factor in the milestones achieved in 2015. Our CEO was responsible for managing our day-to-day operations, overseeing our senior executives and serving as a primary public face of the company. In 2015, he successfully navigated the Company through a challenging operating environment on the financial and regulatory fronts. Based on his performance, as discussed in detail below and reflected in the 2015 Summary Compensation Table, the Compensation Committee determined that our CEO should receive the following compensation in 2015:

●

An increase in his base salary, which had been unchanged since 2013, from $850,000 to $1,500,000 effective September 2015 to reflect his assumption of additional responsibilities from the Executive Chairman, whose compensation was decreased from $1,500,000 to $1,000,000 effective January 1, 2016;

●	Annual cash incentive award of $2.7 million, which is more than the target bonus but less than the maximum bonus payable to him under the Cash Incentive Plan;

●

Long-term incentive compensation in the form of restricted stock and PBFX phantom units with a grant date fair value of $2,212,200, and non-qualified stock options with a grant date fair value of $1,942,500; and

●	A Company matching contribution of $15,900 made under the Company’s 401(k) plan.

We endeavor to maintain strong governance standards in the oversight of our executive compensation programs, including the following policies and practices that were in effect during 2015:

●

The Compensation Committee’s independent compensation consultant, Pay Governance, has been retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

●	No excise tax gross-ups or executive-only perquisites such as company cars, security systems, financial planning or vacation homes for our executive officers.

●	Equity incentive compensation to align management and stockholder interests.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for the fiscal year ended December 31, 2015 should be read together with the compensation tables and related disclosures about our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs summarized in this discussion.

Named Executive Officers

Our named executive officers for 2015 were:

●	Thomas D. O’Malley, Executive Chairman of the Board of Directors (“Chairman”);

●	Thomas J. Nimbley, Chief Executive Officer (“CEO”) and a director;

●	C. Erik Young, Senior Vice President, Chief Financial Officer (“CFO”);

●	Matthew C. Lucey, our President (“President”); and

●	Thomas O’Connor, our Senior Vice President, Commercial (“SVP-Commercial”).

Compensation Philosophy

Our compensation arrangements are designed to ensure that our executives are rewarded appropriately for their contributions to our growth and profitability, and that the compensation is demonstrably contingent upon and linked to our sustained success. This linkage encourages the commonality of interests between our executives and our stockholders.

The following are the principal objectives in the design of our executive compensation arrangements:

●	to attract, retain and motivate superior management talent critical to our long-term success with compensation that is competitive within the marketplace;

●	to link executive compensation to the creation and maintenance of long-term equity value;

●	to maintain a reasonable balance among base salary, annual cash incentive payments and long-term equity-based incentive compensation, and other benefits;

●	to promote equity ownership by executives to align their interests with the interests of our equity holders; and

●

to ensure that incentive compensation is linked to the achievement of specific financial and strategic objectives, which are established in advance and approved by the Board of Directors or the Compensation Committee.

In determining executive compensation, the Compensation Committee does not believe there is a single metric or combination of metrics that fully encapsulate our compensation philosophy. Formulaic compensation would not permit adjustments based on less quantifiable factors such as a disparity between absolute and relative performance levels or recognition of superior individual performance.

Peer Group and Benchmarking

While the Compensation Committee believes that compensation should reward an individual’s performance, the recognition of individual performance should not be out of line with the competitive market for talent. In 2015, for purposes of determining executive compensation for our Executive Chairman, Chief Executive Officer and Chief Financial Officer, the Compensation Committee considered the total compensation information for equivalent positions from a six-company subset of the Company’s refining industry peer group consisting of Alon USA Energy, Inc., CVR Energy Inc., Delek US Holdings, Inc., HollyFrontier Corporation, Marathon Petroleum Corporation, Phillips 66, Tesoro Corporation, Valero Energy Corporation and Western Refining Inc. Compensation information for Alon USA Energy, Inc., CVR Energy Inc. and Delek US Holdings, Inc. was not considered for these purposes due to a lack of comparability, specifically since CVR Energy Inc. has a large nitrogen fertilizer business, Alon USA Energy, Inc. has both an asphalt business and a convenience store business, and Alon USA Energy, Inc. and Delek US Holdings, Inc. each have much smaller market capitalizations. Data were collected for 2014 except in the case of Western Refining Inc. where 2013 data were utilized. Data provided included base salary, target bonus/annual incentive bonus as a percentage of salary, actual bonus/annual incentive (typically payout in 2015 for 2014 performance), total cash compensation (sum of base salary and target bonus where available) and the value of long-term incentives based on the accounting value at grant. The total compensation of each of our Executive Chairman and Chief Executive Officer was compared to the CEOs or equivalents of the peer companies and each received total compensation significantly below the 25th percentile of the peer group average. The total compensation of our Chief Financial Officer was slightly below the 25th percentile of the peer group average for his position.

Role of the Compensation Committee

Our compensation policies and objectives are established by the Compensation Committee of PBF Energy Inc., which comprises solely independent directors. Based on the recommendation of our Compensation Committee, the Board approved the incentive compensation arrangements and eligibility for long-term equity compensation for our named executive officers in 2015. Our Board has also approved our equity incentive plans and individual grants of equity to members of our Board of Directors, our named executive officers and other employees. Messrs. O’Malley and Nimbley have recused themselves from the approval process with respect to decisions affecting their compensation.

Role of Management

In order to ensure that compensation programs are aligned with appropriate performance goals and strategic direction, management works with the Compensation Committee in the compensation-setting process. Specifically, the Executive Chairman and the CEO will provide to the Compensation Committee its opinion of executive performance, recommend business performance targets and objectives, and recommend salary levels and annual and long-term incentive levels except for their own. The Compensation Committee ultimately determines and approves the compensation arrangements for our named executive officers and senior management, the appropriate annual salary, as well as applicable incentive compensation arrangements.

Role of Compensation Consultants

In 2015, as described under “Compensation Consultant Disclosures,” the Compensation Committee engaged Pay Governance as its independent compensation consultant to assist it in evaluating our executive compensation programs and to make recommendations with respect to appropriate levels and forms of compensation. The objective of these engagements and evaluations is to ensure that PBF Energy Inc. remains competitive and develops and maintains a compensation framework that is appropriate for a public company to attract, retain and motivate senior executives. The Compensation Committee concluded that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation Committee.

Employment Agreements

We believe that employment agreements with our executives are necessary to attract and retain key talent as they provide a minimum level of stability to our executives in the event of certain terminations and/or the occurrence of a change in control of our business, freeing the executive to focus on our business and shareholder returns rather than personal financial concerns. In 2012, our Board approved the employment agreements between PBF Investments LLC, an indirect wholly owned subsidiary of PBF LLC, and our Executive Chairman, CEO and President. The employment agreements with our CFO and our SVP-Commercial were approved by the Board based on the recommendation of our Compensation Committee in March 2014 and September 2014, respectively.

Each of our named executive officer’s employment agreement with PBF Investments LLC has the following features:

●

An employment term of one year with automatic one year extensions thereafter, unless either we or the officer provide 30 days’ prior notice of an election not to renew the agreement, with the exception of Mr. O’Malley, whose agreement has a term through December 31, 2018 and requires six months’ prior written notice of termination.

●	Under the agreement, the named executive officer is entitled to receive an annual base salary which increases at the sole discretion of our Board.

●	The executive is eligible to participate in our annual Cash Incentive Plan.

●	The executive is also eligible for grants of equity based compensation, as discussed above.

●

The executive is entitled to participate in our employee benefit plans in which our employees are eligible to participate, other than any severance plan generally offered to all of our employees, on the same basis as those benefits are generally made available to other senior executives.

In October 2015, based on the recommendation of the Compensation Committee, the employment agreement with our Executive Chairman was amended to reduce his base salary from $1,500,000 to $1,000,000, effective January 1, 2016 and to extend the term through December 31, 2018. Mr. O’Malley’s employment agreement was amended to provide that, upon certain events of termination under the agreement, Mr. O’Malley will enter into a consulting agreement which would expire on December 31, 2018. In addition, under his employment agreement, Mr. O’Malley is also entitled to reimbursement for business travel using his personal aircraft. See “Certain Relationships and Related Transactions—Private Aircraft.”

No Gross-Ups

The termination provisions in the employment agreements are discussed under “—Potential Payments Upon Termination Occurring on December 31, 2015, Including in Connection With a Change In Control” below. In addition, the employment agreement provides for severance in the event an employment agreement is not renewed by us in connection with a Change in Control, and provides, that in the event of a Change in Control, the payments made under the employment agreement will be reduced under certain circumstances in order to avoid any required excise tax under Section 4999 of the Code.

Restrictive Covenants

Each executive is also subject to a covenant not to disclose our confidential information during his employment term and at all times thereafter and covenants not to compete with us and not to solicit our employees during his employment term and for six months following termination of his employment for any reason, subject to certain exceptions.

Compensation Elements and Mix

We believe that compensation to our executive officers should provide a balance between our short-term and long-term financial performance goals. As a result, a significant portion of executive compensation will be “at risk” and will be tied to the attainment of previously established financial goals. However, we also believe that it is prudent to provide competitive base salaries and benefits to attract and retain superior talent in order to achieve our strategic objectives.

For 2015, the principal elements of our compensation that were considered for our named executive officers were:

●	Base salaries;

●	Annual cash incentive plan;

●	Long-term equity-based incentives; and

●	Limited benefits and executive perquisites.

The mix of these compensation elements for our named executive officers varied in 2015 based on the Compensation Committee’s assessment of the particular circumstances of the officer involved. In 2015, the Compensation Committee altered the mix of compensation elements for our named executive officers by significantly increasing the percentage of total compensation provided in the form of long-term equity incentives. These equity incentives included both stock options and restricted stock awards which were intended to strengthen the alignment of the long-term interests of our named executive officers and our stockholders. In addition, our executive officers receive phantom units from PBF Logistics LP.

The following sets forth each element as a percentage of total 2015 compensation for our Executive Chairman, our CEO and the average for our other named executive officers:

Executive Chairman

CEO

Other Named Executive Officers

Annual Base Salary

The following table sets forth the base salaries for our named executive officers in 2014 and 2015, indicating the percentage increase year over year. With the exception of our CEO and SVP-Commercial, the base salaries of our named executive officers did not increase in 2015. Mr. Nimbley’s base salary, which had been unchanged since 2013, was increased to $1,500,000 in July 2015, and the increase reflected the Committee’s assessment of his performance in leading the growth of the Company in 2015, the Company’s performance, market data regarding his peers and his assumption of additional leadership responsibilities from the Executive Chairman, whose base salary was decreased from $1,500,000 to $1,000,000 effective January 1, 2016. As previously discussed, our CEO’s leadership of the Company was a significant factor in the milestones achieved in 2015. Our CEO was responsible for managing our day-to-day operations, overseeing our senior executives and serving as a primary public face of the company. The increase in the base salary of our SVP-Commercial occurred in April 2015 and reflected the Committee’s assessment of his performance as well as market data.

Named Executive Officer	2014 Salary	2015 Salary		Percentage Change
Thomas D. O’Malley	$1,500,000	$1,500,000	(1)	0% (1)
Executive Chairman of the Board of Directors

Thomas J. Nimbley	850,000	1,500,000	(1)	76.5% (1)
Chief Executive Officer

C. Erik Young	400,000	400,000		0%
Senior Vice President, Chief Financial Officer

Matthew C. Lucey	550,000	550,000		0%
President

Thomas O’Connor	400,000	425,000		6.3%
SVP-Commercial

(1)	Effective January 1, 2016, Mr. O’Malley’s salary decreased to $1,000,000 to reflect the assumption by Mr. Nimbley of additional leadership responsibilities effective as of September 2015.

Base salary is used as a principal means of providing cash compensation for performance of a named executive officer’s essential duties. Base salaries for our named executive officers are determined on an individual basis and are based on the level of job responsibility in the organization, contributions towards our strategic goals, past experience and market comparisons and are intended to provide our named executive officers with a stable income. Salaries are reviewed from time to time by the Board of Directors, and all proposed adjustments to the base salaries of our named executive officers are reviewed and approved by the Compensation Committee.

Annual Cash Incentive Plan

Our named executive officers are eligible to participate in our annual cash incentive compensation plan (“CIP”) that is the same plan as is maintained for all non-represented employees. The CIP and any amounts thereunder to be paid to a named executive officer are determined in the discretion of our Compensation Committee based on established measures and thresholds. In 2014, the Compensation Committee approved the measures and thresholds under the CIP for the period from 2015 – 2017. The Company does not publicly disclose the specific measures and thresholds since we believe that disclosing such information would provide competitors and other third parties with insights into the Company’s planning process and would therefore cause competitive harm. Our Compensation Committee believes that discretion is a critical feature of the Company’s executive compensation program as our business is dynamic and requires us to respond rapidly to changes in our operating environment. Consequently, the thresholds and objectives are also subject to change by the Board, in consultation with the Compensation Committee, throughout the year subject to the Company’s cash position and liquidity, non-operational accounting adjustments and other extraordinary events that may affect the Company, either positively or negatively. Our Compensation Committee actively manages our compensation programs, including the CIP, taking into account prevailing operating and market conditions and the best interests of the Company’s stockholders. Its exercise of discretion or decision not to exercise such discretion is part of this process. For example, in fiscal year 2013, the Committee did not exercise its discretion and none of the named executive officers received an annual cash bonus under the CIP as the required performance thresholds were not achieved. More recently, in 2015, the Committee adjusted the annual base salaries of our Executive Chairman and our CEO to reflect the changes in their functional responsibilities. Each named executive officer’s contribution to the Company’s performance in the relevant period and the Compensation Committee’s assessment of the officer’s individual performance is considered in determining the bonuses awarded.

In 2015, the CIP was designed to align our named executive officers and other members of management’s short-term cash compensation opportunities with our 2015 financial and strategic goals. The financial and strategic goals for the 2015 annual cash incentive awards included the achievement of certain targets with respect to Adjusted EBITDA, the acquisition of the Chalmette and Torrance refineries, expansion of our commercial operations and targeted increases in overall liquidity. For the 2015 Adjusted EBITDA goal, the Compensation Committee established minimum thresholds, with graduated increases up to a maximum on the amount available for awards. The earnings thresholds and objectives were designed to be realistic and attainable though somewhat aggressive, requiring strong performance and execution and intended to provide an incentive firmly aligning the payment of awards with stockholder interests. Our management uses EBITDA (earnings before interest, income taxes, depreciation and amortization) and Adjusted EBITDA as measures of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends. We also use EBITDA and Adjusted EBITDA as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our board of directors, creditors, analysts and investors concerning our financial performance. Our outstanding indebtedness for borrowed money and other contractual obligations also include similar measures as a basis for certain covenants under those agreements that may differ from the Adjusted EBITDA definition described below. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, Adjusted EBITDA contains some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the agreements governing the Senior Secured Notes and other credit facilities. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating income or net income (loss) as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered, an alternative to cash flows from operations as a measure of liquidity. Adjusted EBITDA is defined as EBITDA before equity-based compensation expense, gains (losses) from certain derivative activities and contingent consideration, the non-cash change in the deferral of gross profit related to the sale of certain finished products, the write down of inventory to the LCM, changes in the liability for tax receivable agreement due to factors out of our control such as changes in tax rates and certain other non-cash items. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

For 2015, all of the strategic and financial goals were met or exceeded and the Board approved a bonus award level that was above the target but below the maximum bonus level under the CIP for each of the named executive officers, which amount is set forth in the Summary Compensation Table.

We retain the discretion to amend or discontinue the CIP and/or any award granted under the plan in the future, subject to the terms of the employment agreements with our named executive officers, existing awards and the requirements of applicable law.

Equity Incentive Compensation

As discussed in greater detail below, in 2015, each of our named executive officers received equity awards in the form of stock options for Class A Common Stock, Restricted Stock and PBFX phantom units. See “—2015 Stock Option Awards” and “—PBFX Phantom Units” below. Our named executive officer compensation includes a substantial equity component because we believe superior equity investors’ returns are achieved through a culture that focuses on the Company’s long-term performance. By providing our executives with an equity stake, we are better able to align the interests of our named executive officers and our other equity holders. Restricted Stock and PBFX phantom unit awards provide an equity incentive that aligns our named executive officers’ interests with those of our stockholders. In addition, because employees are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options are one way to provide meaningful incentives to our named executive officers and other employees to achieve increases in the value of our stock over time.

We adopted and obtained stockholder approval of the 2012 Equity Incentive Plan prior to our IPO. The 2012 Equity Incentive Plan is the source of new equity-based and cash-based awards permitting us to grant to our key employees and others incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code), non-qualified stock options, stock appreciation rights, restricted stock, other awards valued in whole or in part by reference to shares of our Class A Common Stock and performance based awards denominated in shares or cash.

The Compensation Committee administers the 2012 Equity Incentive Plan and determines who will receive awards under the 2012 Equity Incentive Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the 2012 Equity Incentive Plan.

The total number of shares of Class A Common Stock which may be issued under the 2012 Equity Incentive Plan is 5,000,000, subject to adjustment upon certain events specified in the 2012 Equity Incentive Plan. In February 2016, the Board of Directors, subject to stockholder approval, amended the 2012 Equity Incentive Plan to increase the number of shares of Class A Common Stock which may be issued to 8,000,000. As of December 31, 2015, only 406,586 shares of Class A Common Stock remained available for issuance under the 2012 Equity Incentive Plan. See Proposal No. 4 – Amendment and Restatement of the 2012 Equity Incentive Plan.

2015 Stock Option and Restricted Stock Awards

Based on the recommendation of the Compensation Committee, and in recognition of their development of their functional areas and increased responsibilities, in October 2015, the Board granted under the 2012 Equity Incentive Plan options for Class A Common Stock to our named executive officers as follows: 160,000 options to our Executive Chairman, 250,000 options to our CEO, and 120,000 options to each of our CFO, President and SVP-Commercial. These stock options vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to acceleration under certain circumstances set forth in the applicable award agreement. In addition, based on the Committee’s recommendation, in order to further align the long-term interests of the named executive officers with the Company’s stockholders, the Board granted restricted stock, which will have value even in the absence of an increase in the stock price, under the 2012 Equity Incentive Plan to our named executive officers as follows: 60,000 shares to our CEO and 40,000 shares to each of our Executive Chairman, CFO, President and SVP-Commercial.

2015 PBFX Phantom Units

Our named executive officers are eligible to receive awards under the PBF Logistics LP 2014 Long-Term Incentive Plan, or the PBFX LTIP. Grants to our executive officers under the PBFX LTIP are determined by the independent directors of the general partner of PBF Logistics LP, which now administers the PBFX LTIP and are reported to the Compensation Committee. In 2015, our Executive Chairman received a grant of 20,000 phantom units, each of our CEO and President received 15,000 units and each of our CFO and SVP-Commercial received 12,500 units.

Other Equity Incentives

In addition, as discussed under “Certain Relationships and Related Transactions—Investments in PBF LLC,” prior to our initial public offering, our named executive officers were provided certain opportunities to purchase PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units, and were granted additional compensatory warrants to purchase PBF LLC Series A Units. Certain of our officers, including our named executive officers, were also issued PBF LLC Series B Units, which are profits interests in PBF LLC. See “Certain Relationships and Related Transactions—Summary of PBF LLC Series B Units.”

Stock Ownership Requirements

The equity and equity-based awards granted to our named executive officers generally vest over a four-year time period. We therefore do not have a formal policy requiring stock ownership by our executives or directors. In addition, notwithstanding the absence of a requirement, many of our executives have invested personal capital in us in connection with the formation of PBF LLC. See “Certain Relationships and Related Transactions—Investments in PBF LLC.”

Other Benefits

All executive officers, including the named executive officers, are eligible for other benefits including: medical, dental, short-term disability and life insurance. The executives participate in these plans on the same basis, terms and conditions as other administrative employees. In addition, we provide long-term disability insurance coverage on behalf of the named executive officers at an amount equal to 65% of current base salary (up to $15,000 per month). The named executive officers also participate in our vacation, holiday and sick day program which provides paid leave during the year at various amounts based upon the executive’s position and length of service.

Clawback Policies

All stock options granted under our 2012 Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are at a vice president level or higher, non-solicitation, non-disparagement and confidentiality. These provisions apply following an employee’s termination or other separation. In addition, under the Plan, the Committee may, in its sole discretion, specify in an award that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon a restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements as a consequence of errors, omissions, fraud, or misconduct. As detailed in Proposal No. 4, we have amended our 2012 Equity Incentive Plan further to specifically state that all awards are subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with stock exchange listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

PBF LLC Series A Compensatory Warrants and Options

In conjunction with the purchase of PBF LLC Series A Units and warrants to purchase PBF LLC Series A Units by our named executive officers and certain other employees and a director, each purchaser of PBF LLC Series A Units and warrants received a grant of compensatory warrants to purchase PBF LLC Series A Units. The Series A Compensatory Warrants are fully vested and exercisable and expire after ten years. In 2011 and 2012, options to purchase PBF LLC Series A Units were also granted to our President, our CFO, a director and certain other employees. The Series A options vest and become exercisable in equal annual installments on each of the first three anniversaries of the grant date. As of December 31, 2015, compensatory warrants and options to purchase 639,779 PBF LLC Series A Units were outstanding, all of which were vested and exercisable.

Impact of Tax and Accounting Principles

The forms of our executive compensation are largely dictated by our capital structure and competition for talented and motivated senior executives, as well as the goal of aligning their interests with those of our stockholders. We do take tax considerations into account, both to avoid tax disadvantages and to obtain tax advantages, where reasonably possible and consistent with our compensation goals (tax advantages for our executives benefit us by reducing the overall compensation we must pay to provide the same after-tax income to our executives), including the application of Sections 280G and 409A of the Code. Section 162(m) of the Code (as interpreted by IRS Notice 2007-49) imposes a $1,000,000 cap on federal income tax deductions for compensation paid to our chief executive officer and to the three other most highly-paid executive officers (other than the principal financial officer) or such other persons which may be deemed covered persons under Section 162(m) during any fiscal year unless the compensation is “performance-based” under Section 162(m). While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee considers the tax treatment of compensation pursuant to Section 162(m) and other applicable rules in determining the amounts of compensation for our named executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee retains the right to authorize compensation on a purely discretionary basis, including compensation that would not be deductible under Section 162(m) or otherwise.

Pension and Other Retirement Benefits

Defined Contribution Plan. Our defined contribution plan covers all employees, including our named executive officers. Employees are eligible to participate as of the first day of the month following 30 days of service. Participants can make basic contributions up to 50 percent of their annual salary subject to Internal Revenue Service limits. We match participants’ contributions at the rate of 200 percent of the first 3 percent of each participant’s total basic contribution based on the participant’s total annual salary. Employee contributions to the defined contribution plan are fully vested immediately. Our matching contributions to the defined contribution plan vest to the employee’s account over time. Participants may receive distributions from the vested portion of their defined contribution plan accounts any time after they cease service with us.

PBF Energy Pension Plan. We sponsor a qualified defined benefit plan for all employees, including our named executive officers, with a policy to fund pension liabilities in accordance with the limits imposed by the Employee Retirement Income Security Act of 1974, or ERISA, and Federal income tax laws. Annual contributions are made to an individual employee’s pension account based on their length of service with us and base salary, up to certain limits imposed by Federal and state income tax laws. Employees become eligible to participate in the defined benefit plan after their first 30 days of employment and an employee’s interest in their plan account vests after three years of employment, with the exception of certain circumstances.

PBF Energy Restoration Plan. We sponsor a non-qualified plan for non-represented employees, including our named executive officers. Contributions, which are made at our discretion, are made to an individual employee’s pension restoration account based on their total cash compensation over a defined period of time. Employees become eligible to participate in the non-qualified plan after their first 30 days of employment. Previously, with the exception of certain circumstances, an employee’s interest in their plan account vested after one year of employment, however, in 2010, the vesting period was increased to three years. With the exception of Mr. O’Connor, all of our named executive officers’ interests in their plan accounts are vested. Upon the attainment of age 65, an employee’s pension restoration account vests immediately and is non-forfeitable.

2015 SUMMARY COMPENSATION TABLE

This Summary Compensation Table summarizes the total compensation paid or earned by each of our named executive officers.

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(2)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas D. O’Malley	2015	1,500,000	3,750,000	1,714,000	1,243,200	63,832	15,900	8,286,932
Executive Chairman of the	2014	1,500,000	4,500,000	802,200	390,500	869,377	15,600	8,077,677
Board of Directors	2013	1,500,000	—	1,530,000	2,095,000	1,411,687	15,300	6,551,987

Thomas J. Nimbley	2015	1,066,667	2,666,667	2,212,200	1,942,500	98,678	15,900	8,002,612
Chief Executive Officer	2014	850,000	2,550,000	534,800	390,500	349,094	15,600	4,689,994
	2013	837,115	—	—	2,255,000	677,325	15,300	3,784,740

C. Erik Young	2015	400,000	1,000,000	1,534,600	932,400	40,615	15,900	3,923,515
Senior Vice President,	2014	366,667	1,100,000	401,100	550,100	125,796	15,600	2,559,263
Chief Financial Officer	2013	291,667	—	—	—	64,901	15,300	371,868

Matthew C. Lucey	2015	550,000	1,375,000	1,594,400	932,400	—	15,900	4,467,700
President	2014	533,333	1,600,000	534,800	789,500	267,827	15,600	3,741,060
	2013	493,558	—	—	—	355,237	15,300	864,095

Thomas O’Connor	2015	416,667	1,054,323	1,534,600	932,400	101,308	15,900	4,055,198
SVP-Commercial	2014	128,974	750,000	375,900	854,000	7,000	4,000	2,119,874

(1)

The amounts set forth in this column for 2015 and 2014 represent the grant date value of shares of restricted Class A Common Stock and phantom units of PBF Logistics LP which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. The amounts set forth in this column for 2013 represent the grant date value of shares of restricted Class A Common Stock which are subject to vesting in four equal installments beginning on the first anniversary of the date of grant. The amounts have been determined based on the assumptions set forth in Note 17 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2015.

(2)

The amounts set forth in this column represent the grant date fair value of options for the purchase of Class A Common Stock. The grant date fair value was calculated pursuant to FASB ASC Topic 718 based on the assumptions set forth in Note 17 to the PBF Energy Inc. consolidated financial statements for the year ended December 31, 2015.

(3)

The amounts set forth in this column represent the aggregate change during the year in the actuarial present value of accumulated benefits under the PBF Energy Pension Plan and the PBF Energy Restoration Plan.

(4)	The amounts set forth in this column consist of company matching contributions to our 401(k) Plan.

Grants of Plan-Based Equity Awards in 2015

The following table provides information regarding the grants of plan-based equity awards to each of our named executive officers for the fiscal year ended December 31, 2015.

Name	Grant Date	All Other Stock Awards: Number of Shares or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(3)
Thomas D. O’Malley	April 27, 2015	20,000	—	—	478,400
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	160,000	30.89	1,243,200

Thomas J. Nimbley	April 27, 2015	15,000	—	—	358,800
	October 27, 2015	60,000	—	—	1,853,400
	October 27, 2015	—	250,000	30.89	1,942,500

C. Erik Young	April 27, 2015	12,500	—	—	299,000
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

Matthew C. Lucey	April 27, 2015	15,000	—	—	358,800
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

Thomas O’Connor	April 27, 2015	12,500	—	—	299,000
	October 27, 2015	40,000	—	—	1,235,600
	October 27, 2015	—	120,000	30.89	932,400

(1)

The amounts set forth in this column represent the phantom units of PBF Logistics LP granted to the named executive officers under the PBFX LTIP with respect to April grants and restricted stock of PBF Energy Inc. with respect to October grants.

(2)	The amounts set forth in this column represent options to purchase Class A Common Stock granted to the named executive officers under the 2012 Equity Incentive Plan.

(3)

The amounts set forth in this column represent the total grant date fair value of the phantom units of PBF Logistics LP, options to purchase Class A Common Stock or restricted stock for each of the named executive officers, calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2015. For a narrative discussion of the equity awards, see “Equity Incentive Compensation” above.

	Option Awards (1)					Equity Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Thomas D. O’Malley	125,000	125,000	(3)	$26.08	10/29/23	22,500	(5)	480,600
	12,500	37,500	(6)	$24.43	10/29/24	20,000	(5)	427,200
	—	160,000	(7)	$30.89	10/27/25	20,000	(4)	736,200
	—	—		—	—	40,000	(4)	1,472,400

Thomas J. Nimbley	37,500	12,500	(8)	$26.00	12/12/22	15,000	(5)	320,400
	50,000	50,000	(9)	$38.70	02/19/23	15,000	(5)	320,400
	50,000	50,000	(3)	$26.08	10/29/23	60,000	(4)	2,208,600
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	250,000	(7)	$30.89	10/27/25	—		—

C. Erik Young	2,000	—		$10.00	03/01/21	11,250	(5)	240,300
	7,500	—		$10.00	03/04/21	12,500	(5)	267,000
	25,000	—		$12.55	06/29/22	40,000	(4)	1,472,400
	15,000	5,000	(8)	$26.00	12/12/22	—		—
	5,000	15,000	(10)	$24.75	02/11/24	—		—
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	120,000	(7)	$30.89	10/27/25	—		—

Matthew C. Lucey	10,000	—		$10.00	03/04/21	15,000	(5)	320,400
	30,000	10,000	(8)	$26.00	12/12/22	15,000	(5)	320,400
	12,500	37,500	(10)	$24.75	02/11/24	40,000	(4)	1,472,400
	12,500	37,500	(6)	$24.43	10/29/24	—		—
	—	120,000	(7)	$30.89	10/27/25	—		—

Thomas O’Connor	12,500	37,500	(11)	$27.39	09/04/24	11,250	(5)	240,300
	12,500	37,500	(6)	$24.43	10/29/24	12,500	(5)	267,000
	—	120,000	(7)	$30.89	10/27/25	40,000	(4)	1,472,400

(1)

The awards described in this column represent compensatory warrants and options to purchase PBF LLC Series A Units and options to purchase Class A Common Stock as described in “Compensation Discussion & Analysis.”

(2)

The awards described in this column represent restricted Class A Common Stock and phantom units of PBF Logistics LP. The value is based on the closing price of $36.81 per share of Class A Common Stock on December 31, 2015 and the closing price of $21.36 per phantom unit which was the NYSE closing price of PBFX common units on December 31, 2015.

(3)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on October 29, 2016.

(4)	This amount represents restricted shares of Class A Common Stock granted under the 2012 Equity Incentive Plan.

(5)	This amount represents phantom units of PBF Logistics LP granted under the PBFX LTIP.

(6)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on October 29, 2016.

(7)	Represents options to purchase Class A Common Stock, which vest in four equal annual installments beginning on October 27, 2016.

(8)	Represents options to purchase Class A Common Stock, which vest on December 12, 2016.

(9)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on February 19, 2016.

(10)	Represents options to purchase Class A Common Stock, which vest in two equal annual installments beginning on February 11, 2016.

(11)	Represents options to purchase Class A Common Stock, which vest in three equal annual installments beginning on September 4, 2016.

Option Exercises and Stock Vested in 2015

The following table provides information regarding the amounts received by our named executive officers upon exercise of options or similar instruments or the vesting of stock or similar instruments during the fiscal year ended December 31, 2015. The table also includes information regarding the vesting of phantom units received by our named executive officers from PBF Logistics LP.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas D. O’Malley	—	—	10,000 (1)	247,900 (1)
			7,500 (2)	182,925 (2)

Thomas J. Nimbley	—	—	5,000 (2)	121,950 (2)

C. Erik Young	—	—	3,750 (2)	91,462 (2)

Matthew C. Lucey	—	—	5,000 (2)	121,950 (2)

Thomas O’Connor	—	—	3,750 (2)	91,462 (2)

(1)

The awards described in this table represent restricted shares of Class A Common Stock. The value is calculated based on the closing price of $24.79 per share of Class A Common Stock on the date of vesting.

(2)

These awards represent phantom units that were granted under the PBFX LTIP. The PBFX LTIP is a plan of PBF Logistics LP that is administered by its independent directors. The value is calculated based on the closing price of $24.39 per common unit of PBF Logistics LP on the date of vesting.

Pension Benefits

The following table provides information regarding our named executive officers’ participation in our pension plans as of and for the fiscal year ended December 31, 2015.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Thomas D. O’Malley	PBF Energy Pension Plan	7	249,111	—
	PBF Energy Restoration Plan	7	3,521,094	—

Thomas J. Nimbley	PBF Energy Pension Plan	5	177,021	—
	PBF Energy Restoration Plan	5	1,356,461	—

C. Erik Young	PBF Energy Pension Plan	5	109,457	—
	PBF Energy Restoration Plan	5	205,674	—

Matthew C. Lucey	PBF Energy Pension Plan	7	182,612	—
	PBF Energy Restoration Plan	7	672,869	—

Thomas O’Connor	PBF Energy Pension Plan	2	23,642	—
	PBF Energy Restoration Plan	2	84,666	—

The PBF Energy Pension Plan is a funded, tax-qualified, non-contributory defined benefit plan covering all employees. The PBF Energy Restoration Plan is a non-qualified defined benefit plan designed to supplement the pension benefits for employees that have earnings above the IRS benefit plan compensation limits. The Pension Plan and the Restoration Plan are structured as cash balance plans wherein each participant’s account is credited monthly with an interest credit and annually with a pay credit. Changes in the value of these plans’ investments do not directly impact the benefit amounts promised to each participant under the plans.

At the end of each plan year, the Pension Plan provides for an annual pay credit equal to between 7% and 21% of pensionable earnings below the Social Security Wage Base and a pay credit of 14% on pensionable earnings above the Social Security Wage Base but below the Internal Revenue Service benefit plan compensation limit. The Restoration Plan provides for an annual pay credit equal to 14% on pensionable earnings in excess of Internal Revenue Service benefit plan compensation limits. In addition, on a monthly basis, the plans provide for an interest credit utilizing the prior year’s October 30-year Treasury Constant Maturity rate. For 2015, the interest crediting rate was 3.04%. Normal retirement age under the plans is attained at age 65.

Potential Payments upon Termination Occurring on December 31, 2015, Including in Connection With a Change in Control

The table below provides our best estimate of the amounts that would be payable (including the value of certain benefits) to each of our named executive officers had a termination hypothetically occurred on December 31, 2015 under various scenarios, including a termination of employment associated with a Change In Control. The table does not include payments or benefits under arrangements available on the same basis generally to all other eligible employees of PBF. The potential payments were determined under the terms of each named executive officer’s employment agreement in effect on December 31, 2015, and in accordance with our plans and arrangements in effect on December 31, 2015. We also retain the discretion to provide additional payments or benefits to any of our named executive officers upon any termination of employment or Change in Control. The estimates below exclude the value of any Accrued Rights, as described in footnote 1 below, as any such amounts have been assumed to have been paid current at the time of the termination event. Under the terms of a named executive officer’s employment agreement, if applicable, the executive is precluded under certain circumstances from competing with us for a period of six months post-termination, and must enter into a release of claims in order to receive the severance described below.

Named Executive Officer	Termination (a) for Cause, (b) without Good Reason or (c) due to non- renewal by the executive ($)(1)	Termination (other than in connection with a Change in Control), (a) without Cause (other than by reason of death or disability) by us, (b) for Good Reason or (c) due to non- renewal by us ($)(2)	Termination in connection with a Change in Control ($)(3)	Death or Disability ($)(4)
Thomas D. O’Malley
Cash severance payment	—	2,250,000	4,485,000	750,000
Cash bonus (5)	—	—	—	1,950,000
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	907,800	5,869,100	5,869,100

Thomas J. Nimbley
Cash severance payment	—	1,600,001	3,189,334	533,334
Cash bonus (5)	—	—	—	1,386,667
Continuation of health benefits (6)	—	—	—	—
Accelerated equity (7)	—	640,800	5,465,275	5,465,275

C. Erik Young
Cash severance payment	—	600,000	1,196,000	200,000
Cash bonus (5)	—	—	—	520,000
Continuation of health benefits (8)	—	27,328	53,137	—
Accelerated equity (7)	—	507,300	3,389,300	3,389,300

Matthew C. Lucey
Cash severance payment	—	825,000	1,644,500	275,000
Cash bonus (5)	—	—	—	715,000
Continuation of health benefits (8)	—	29,036	56,668	—
Accelerated equity (7)	—	640,800	3,848,200	3,848,200

Thomas O’Connor
Cash severance payment	—	625,500	1,246,830	208,500
Cash bonus	—	—	—	542,100
Continuation of health benefits (8)	—	29,036	56,668	—
Accelerated equity (7)	—	507,300	3,507,600	3,507,600

(1)

Termination for Cause, without Good Reason or due to non-renewal by the executive. In the event the executive is terminated by us for Cause, the executive terminates his employment without Good Reason or the executive does not renew his employment with us at the end of his current term, the executive will be entitled to: (1) receive accrued, but unpaid salary through the date of termination; (2) receive any earned, but unpaid portion of the previous year’s cash bonus; (3) receive unreimbursed business expenses; (4) receive applicable benefits; and (5) except in the event of a termination for Cause, exercise any vested options or similar awards in accordance with the terms of the long term incentive plan, or collectively, the “Accrued Rights.”

“Good Reason” as defined in the employment agreements means, without the executive’s consent (A) the failure of the company to pay or cause to be paid the executive’s base salary or cash bonus, if any, when due, (B) any adverse, substantial and sustained diminution in the executive’s authority or responsibilities by the company from those described in the employment agreement, (C) the company requiring a change in the location for performance of the executive’s employment responsibilities to a location more than 50 miles from the company’s office (not including ordinary travel during the regular course of employment) or (D) any other action or inaction that constitutes a material breach by the company of the employment agreement; provided, that the events described in clauses (A), (B), (C) and (D) shall constitute “Good Reason” only if the company fails to cure such event within 20 days after receipt from the executive of written notice of the event which constitutes “Good Reason”; provided, further, that “Good Reason” shall cease to exist for an event described in clauses (A), (B), (C) and (D) on the 90th day following the later of its occurrence or the executive’s knowledge thereof, unless the executive has given the company written notice thereof prior to such date.

“Cause” as defined in the employment agreements includes the following: (A) the executive’s continued willful failure to substantially perform his duties (other than as a result of a disability) for a period of 30 days following written notice by the company to the executive of such failure, (B) the executive’s conviction of, or plea of nolo contendere to a crime constituting a misdemeanor involving moral turpitude or a felony, (C) the executive’s willful malfeasance or willful misconduct in connection with the executive’s duties under the employment agreement, including fraud or dishonesty against the company, or any of its affiliates, or any act or omission which is materially injurious to the financial condition or business reputation of the company, or any of its affiliates, other than an act or omission that was committed or omitted by the executive in the good faith belief that it was in the best interest of the company, (D) a breach of the executive’s representations and warranties in such employment agreement, or (E) the executive’s breach of the non-competition, non-solicitation, non-disparagement or non-disclosure provisions of the employment agreement.

(2)

Termination (other than in connection with a Change in Control as described below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us. In the event the executive is terminated during the term of employment (other than in connection with a Change in Control as described in footnote (3) below), without Cause (other than by reason of death or disability) by us, for Good Reason or due to non-renewal by us, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 1.5 times base salary; and (3) the continuation of certain health benefits for 18 months.

(3)

Termination in connection with a Change in Control. In the event the executive is terminated by us without Cause (other than by reason of death or disability), resigns with Good Reason or we elect not to renew the executive’s employment term, in each case six months prior to or within one year subsequent to the consummation of a Change in Control, the executive will be entitled to: (1) the Accrued Rights; (2) a cash lump sum payment equal to 2.99 times the executive’s salary in effect on the date of termination; (3) immediate vesting and exercisability of outstanding options or other grants under the long term incentive plans; and (4) the continuation of certain health benefits for two years and 11 months. A “Change In Control” as defined in the employment agreements means:

•

any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (other than one or more of the Excluded Entities (as defined below)) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors (including by way of merger, consolidation or otherwise);

•

the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any “person” or “group” (other than one or more of the Excluded Entities);

•

a merger, consolidation or reorganization (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which our stockholders, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

•	our complete liquidation or dissolution; or

•

other than as expressly provided for in the stockholders’ agreement with Blackstone and First Reserve, during any period of two consecutive years, individuals who at the beginning of such period constituted our Board (together with any new directors whose election by such board or whose nomination for election was approved by a vote of a majority of our directors then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

For purposes of the definition of Change In Control, “Excluded Entity” means any of the following: (A) Blackstone; (B) First Reserve; (C) us and any entities of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by us; and (D) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(4)

Death or Disability. In the event of death or disability, the named executive officer’s estate or the executive, as applicable, will be entitled to receive: (1) the Accrued Rights; (2) a pro rata portion of the executive’s target annual cash bonus for the year in which such death or disability occurs; and (3) a cash lump sum payment equal to the greater of (A) one-half of the executive’s annual salary as in effect on the date of termination or (B) one-half of the aggregate amount of the executive’s salary that the executive would have received had the full term of employment occurred under the employment agreement. The amounts shown in this column as the cash severance payment represent one-half of the executive’s annual salary as of December 31, 2015. The actual amount payable upon death or disability could vary.

(5)	These amounts are equal to one times the named executive officer’s base salary for 2015.

(6)

Messrs. O’Malley and Nimbley would not have been eligible to receive any continued medical benefits from us as of December 31, 2015, as they were not covered by our medical plans. Our obligation to provide continuation coverage for these named executive officers may change in future years.

(7)

In connection with a termination without cause by us or for good reason by the executive or due to non-renewal by us, these amounts reflect for all of the named executive officers the value of the accelerated vesting of the phantom units granted under the PBFX LTIP. In connection with a termination in connection with (a) a Change in Control or (b) in the event of Death or Disability or (c) by the executive or due to non-renewal by us, these amounts reflect for (i) all of the named executive officers the value of the accelerated vesting and exercisability of their options to purchase Class A Common Stock and the accelerated vesting of the phantom units granted under the PBFX LTIP and (ii) the accelerated vesting of restricted stock awards.

(8)	The continued health benefits cost for each of Messrs. Lucey, Young and O’Connor is, respectively, based on our cost for such benefits as of December 31, 2015.

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference into any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Spencer Abraham, Chairman

Jefferson F. Allen

Eija Malmivirta

DIRECTOR COMPENSATION

Directors who are also our employees receive no separate compensation for service on our Board of Directors or committees thereof. Our remaining non-employee directors are entitled to receive director fees as determined by the Compensation Committee. We reimbursed all of our directors for customary expenses incurred in connection with attending meetings of our Board of Directors and committees thereof.

During 2015, the non-employee directors who were not employees of our former sponsors (Messrs. Abraham, Allen, Budd, Edwards, Houston and Kosnik and Ms. Malmivirta) received an annual cash retainer of $110,000, payable quarterly, and $1,500 for each board and committee meeting attended and were each granted an additional $125,000 equity award consisting of restricted shares of Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances. Mr. Allen received an additional annual retainer of $20,000 for his role as chairman of the Audit Committee and $25,000 for his role as Lead Director. Each of Messrs. Abraham and Budd received an additional retainer of $10,000 for their roles as chairman of the Compensation Committee and the Nominating and Corporate Governance Committee, respectively.

In December 2015, effective January 1, 2016, the annual cash retainer payable to independent directors was increased to $120,000 and the amount of initial and annual equity grants to $150,000. Also, commencing in 2016, the meeting fees payable to the independent directors were eliminated and the equity grants will consist of shares of Class A Common Stock that will be fully vested from the date of grant but will be subject to restrictions on transfer and sale that will lapse with respect to one-third of the shares each year over a period of three years starting on the first anniversary of the date of grant, subject to waiver under certain circumstances. In addition, the annual retainer for the chair of each of the other standing committees was increased from $10,000 to $15,000.

The following table summarizes all compensation for non-employee directors received during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Spencer Abraham	134,000	125,000	259,000

Jefferson F. Allen	155,500	125,000	280,500

Wayne Budd	126,500	125,000	251,500

S. Eugene Edwards	115,000	125,000	240,000

Dennis M. Houston	118,000	125,000	243,000

Edward Kosnik	119,500	125,000	244,500

Eija Malmivirta	121,000	125,000	226,000

(1)	The amounts set forth in this column represent the grant date fair value of restricted Class A Common Stock, which vest in four equal annual installments starting on the first anniversary of the date of grant, subject to acceleration under certain circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Each of the related party transactions described below was negotiated on an arm’s length basis. We believe that the terms of such agreements are as favorable as those we could have obtained from parties not related to us.

Investments in PBF LLC

Many of our named executive officers, one of our directors and certain other employees were provided with the opportunity prior to the IPO to purchase PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units. The number of units and warrants offered for purchase were based upon the individual’s position and other relevant factors, and approved by the board of directors of PBF LLC. The table below sets forth the number of PBF LLC Series A Units and non-compensatory warrants to purchase PBF LLC Series A Units purchased and the price paid therefore directly or indirectly by our named executive officers and one of our directors since the beginning of fiscal year 2008 (without taking into account any PBF LLC Series A Units acquired at the time of our initial public offering upon exercise of the non-compensatory warrants).

Name	Aggregate Purchase Price ($)	Series A Units (#)	Non-Compensatory Warrants for the Purchase of Series A Units (1)(2) (#)
Thomas D. O’Malley	17,078,879	1,707,888	1,815,380 (3)
Executive Chairman of the Board of Directors

Thomas J. Nimbley	2,250,000	225,000	300,000 (4)
Chief Executive Officer

Matthew C. Lucey	135,000	13,500	17,319 (5)
President

C. Erik Young	25,000	2,500	3,000 (6)
Senior Vice President, Chief Financial Officer

Jefferson F. Allen	750,000	75,000	70,000 (7)
Director

(1)	Each non-compensatory warrant for the purchase of PBF LLC Series A Units has an exercise price of $10.00 per unit and is immediately exercisable for a ten-year period.

(2)

In connection with the purchase of PBF LLC Series A Units and warrants, compensatory warrants for the purchase of Series A Units were also granted to each of these persons. See “Executive Compensation—Outstanding Equity Awards at 2015 Fiscal Year-End.”

(3)

In connection with the IPO in 2012, Mr. O’Malley exercised all of his non-compensatory warrants on a cashless basis for an additional 1,117,157 PBF LLC Series A Units. Does not include units purchased by Mr. O’Malley’s son, in accordance with applicable SEC rules.

(4)

In connection with the IPO in 2012, Mr. Nimbley exercised all of his non-compensatory warrants to purchase an additional 300,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $3,000,000.

(5)

In connection with the IPO in 2012, Mr. Lucey exercised all of his non-compensatory warrants to purchase an additional 17,319 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $173,190.

(6)

In connection with the IPO in 2012, Mr. Young exercised all of his non-compensatory warrants to purchase an additional 3,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $30,000.

(7)

In connection with the IPO in 2012, Mr. Allen exercised all of his non-compensatory warrants to purchase an additional 70,000 PBF LLC Series A Units for cash at the $10.00 exercise price for an aggregate purchase price of $700,000.

IPO Related Agreements

In connection with our IPO, we entered into various agreements governing the relationship among us, PBF LLC, Blackstone, First Reserve, our executive officers and certain of our directors and the other pre-IPO owners of PBF LLC. The following is a description of the material terms of these agreements, which description is qualified in its entirety by reference to the full text of the agreements which are filed with the SEC as exhibits to our periodic reports.

PBF LLC Amended and Restated Limited Liability Company Agreement

In connection with our initial public offering, the limited liability company agreement of PBF LLC was amended and restated. The amended and restated limited liability company agreement established the PBF LLC Series C Units, which are held solely by us and described further below, and provides that we are the sole managing member of PBF LLC. Accordingly, we control all of the business and affairs of PBF LLC and its operating subsidiaries.

At December 31, 2015, we owned 97,781,933 Series C Units and the remaining pre-IPO owners of PBF LLC, including Mr. O’Malley, owned 4,985,358 PBF LLC Series A Units. In February 2015, Blackstone and First Reserve exchanged all of their remaining PBF LLC Series A Units for shares of Class A Common Stock which were then sold in a secondary public offering. In addition, there are 1,000,000 PBF LLC Series B Units issued and outstanding, all of which are held by certain of our officers and a former officer. The PBF LLC Series B Units are profits interests which entitle the holders to participate in the profits of PBF LLC after the date of issuance. At December 31, 2015, certain of the pre-IPO owners of PBF LLC and other employees held options and warrants to purchase an additional 673,498 PBF LLC Series A Units at a weighted average exercise price of $10.57 per unit all of which were vested and exercisable.

Under the amended and restated limited liability company agreement of PBF LLC, the PBF LLC Series A Units are held solely by the pre-IPO owners of PBF LLC (and their permitted transferees) and the PBF LLC Series C Units are held solely by us and rank on parity with the PBF LLC Series A Units as to distribution rights, voting rights and rights upon liquidation, dissolution or winding up. We, as the managing member, have the right to determine the timing and amount of any distributions to be made to holders of PBF LLC Series A Units and PBF LLC Series C Units (other than tax distributions, as described below). Profits and losses of PBF LLC are allocated, and all distributions generally made, pro rata to the holders of PBF LLC Series A Units (subject, under certain circumstances described below, to the rights of the holders of PBF LLC Series B Units) and PBF LLC Series C Units. In addition, any PBF LLC Series A Units acquired by us from the pre-IPO owners of PBF LLC, in accordance with the exchange agreement, are automatically, and without any further action, reclassified as PBF LLC Series C Units in connection with such acquisition.

The holders of limited liability company interests in PBF LLC, including us, generally have to include for purposes of calculating their U.S. federal, state and local income taxes their share of any taxable income of PBF LLC. Taxable income of PBF LLC generally is allocated to the holders of units (including us) pro rata in accordance with their respective share of the net profits and net losses of PBF LLC. In general, PBF LLC is required to make periodic tax distributions to the members of PBF LLC, including us, pro rata in accordance with their respective percentage interests for such period (as determined under the amended and restated limited liability company agreement of PBF LLC), subject to available cash and applicable law and contractual restrictions (including pursuant to our debt instruments) and based on certain assumptions. Generally, these tax distributions will be an amount equal to our estimate of the taxable income of PBF LLC for the year multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the nondeductibility of certain expenses). If, with respect to any given calendar year, the aggregate periodic tax distributions were less than the actual taxable income of PBF LLC multiplied by the assumed tax rate, PBF LLC will make a “true up” tax distribution, no later than March 15 of the following year, equal to such difference, subject to the available cash and borrowings of PBF LLC.

The amended and restated limited liability company agreement of PBF LLC also provides that substantially all expenses incurred by or attributable to us and our management of PBF LLC other than our obligations under the tax receivable agreement, our income tax expenses and payments on indebtedness incurred by us are paid by PBF LLC.

Summary of PBF LLC Series B Units

The PBF LLC Series B Units are profits interests held by certain of our current and former officers which had no taxable value at the date of issuance, have no voting rights and are designed to increase in value only after our former sponsors achieve certain levels of return on their investment in PBF LLC Series A Units. Under the amended and restated limited liability company agreement of PBF LLC, distributions initially are made to the holders of PBF LLC Series A Units and PBF LLC Series C Units in proportion to the number of units owned by them. Once the sponsors receive a full return of their aggregate amount invested with respect to their PBF LLC Series A Units, distributions and other payments made on account of the PBF LLC Series A Units held by our former sponsors then will be shared by our former sponsors with the holders of PBF LLC Series B Units. Accordingly, the amounts paid to the holders of PBF LLC Series B Units will reduce only the amounts otherwise payable on account of the PBF LLC Series A Units held by our former sponsors, and will not reduce or otherwise impact any amounts payable to us (as the holder of PBF LLC Series C Units), the holders of our Class A Common Stock or any other holder of PBF LLC Series A Units. However, our consolidated statements of operations and comprehensive income (loss) reflect non-cash charges for compensation related to the PBF LLC Series B Units. As of March 4, 2016, there are 1,000,000 fully vested PBF LLC Series B Units issued and outstanding, which are held as follows: Thomas O’Malley—350,000 (35%); Thomas Nimbley—160,000 (16%); Matthew Lucey—60,000 (6%), and other current and former officers—430,000 (43%). All distributions to the holders of PBF LLC Series B Units will be made pro rata in accordance with their percentage interest. The amended and restated limited liability company agreement of PBF LLC provides that no holder of PBF LLC Series B Units was entitled to receive any distributions made by PBF LLC (other than certain tax distributions) until each of our former sponsors holding PBF LLC Series A Units received the aggregate amount invested for such PBF LLC Series A Units.

All amounts received, directly or indirectly, by our former sponsors and the holders of PBF LLC Series B Units (and each of their successors and permitted transferees) in connection with their holding of units, including amounts received upon the sale of, or as a result of the ownership of, shares of Class A Common Stock following an exchange of units pursuant to the exchange agreement, upon a transfer of units by our former sponsors to an unrelated third party or upon an in-kind distribution to their limited partners, pursuant to the tax receivable agreement or as a result of any assignment or transfer of any rights or entitlements thereunder, or otherwise as a result of such holder’s ownership of PBF LLC Series A Units are treated as being distributed, and treated as a distribution, for purposes of determining the amounts payable to the holders of PBF LLC Series B Units. Any payments required to be made to the holders of PBF LLC Series B Units by our former sponsors shall be made in cash. Payments made to any of our former sponsors pursuant to the tax receivable agreement are taken into account for purposes of satisfying the applicable sharing thresholds of the holders of PBF LLC Series B Units under the amended and restated limited liability company agreement of PBF LLC. All distributions under the amended and restated limited liability company agreement are treated as being distributed in a single distribution. Accordingly, if multiple distributions are made, the holders of PBF LLC Series B Units are entitled to share in the distributions at the highest then applicable sharing percentage, and if such holders have received prior distributions at a lower sharing percentage, such holders are entitled to a priority catch-up distribution at the applicable higher sharing percentage before any further amounts are distributed to such holders of PBF LLC Series A Units. Any amounts received by holders of PBF LLC Series B Units as tax distributions made by PBF LLC are treated as an advance on and shall reduce further distributions to which such holder otherwise would be entitled to under the agreement.

If the employment of a holder of PBF LLC Series B Units is terminated by us for any reason other than due to death, disability or retirement, our former sponsors have the right to purchase for cash all or part of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date. In addition, upon the death or disability of a holder of PBF LLC Series B Units, the holder (or his representatives) has the right to sell to our former sponsors, and our former sponsors are required to purchase (pro rata), all of the holder’s PBF LLC Series B Units for the fair market value of such units as of the purchase date, with the purchase price payable, at the election of the purchaser, in cash or by delivery of PBF LLC Series A Units held by the purchaser.

As of June 12, 2013, each of Blackstone and First Reserve received the full return of its aggregate amount invested for its PBF LLC Series A Units. Since January 1, 2015, in connection with the secondary offering of Class A Common Stock by Blackstone and First Reserve that occurred in February 2015, and quarterly dividends and distributions, tax distributions paid and payments under our tax receivable agreement, the holders of PBF LLC Series B Units (in their capacity as such) received the following amounts: Thomas D. O’Malley—$6.8 million; Thomas J. Nimbley—$3.2 million; Matthew C. Lucey—$1.2 million and other current and former officers—$8.4 million. In addition, the holders of PBF LLC Series B Units are entitled to certain payments in the future under the tax receivable agreement arising as a result of the prior exchanges by Blackstone and First Reserve.

Exchange Agreement

Pursuant to an exchange agreement, the pre-IPO owners of PBF LLC (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) may from time to time (subject to the terms of the exchange agreement), cause PBF LLC to exchange their PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis, subject to equitable adjustments for stock splits, stock dividends and reclassifications, and further subject to the rights of the holders of PBF LLC Series B Units to share in a portion of the profits realized by our former sponsors upon the sale of the shares of our Class A Common Stock received by them upon such exchange. The exchange agreement also provides that, subject to certain exceptions, holders do not have the right to cause PBF LLC to exchange PBF LLC Series A Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements to which we may be subject, and that we may impose on exchange rights additional restrictions that we determine to be necessary or advisable so that PBF LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes. As a holder exchanges its PBF LLC Series A Units, our interest in PBF LLC will be correspondingly increased.

Registration Rights Agreement

Pursuant to an amended and restated registration rights agreement with each of the pre-IPO owners of PBF LLC, we have granted them and their affiliates and permitted transferees the right, under certain circumstances and subject to certain restrictions, to require us to register under the Securities Act shares of our Class A Common Stock delivered in exchange for PBF LLC Series A Units or otherwise beneficially owned by them. The secondary offering by Blackstone and First Reserve in February 2015 was conducted pursuant to these demand registration rights, which also required that we pay certain enumerated expenses of the registration in connection with such offering. PBF incurred approximately

$0.3 million of expenses included, in general and administrative expenses, in connection with the 2015 secondary offering. Under the registration rights agreement, we also agreed at our expense to make available a shelf registration statement to register the exchange by the remaining pre-IPO owners of PBF LLC of PBF LLC Series A Units for shares of our Class A Common Stock and the resale by them of shares of Class A Common Stock into the market from time to time. In addition, each of the pre-IPO owners of PBF LLC will have the ability to exercise certain piggyback registration rights in respect of shares of our Class A Common Stock held by them in connection with registered offerings requested by other registration rights holders or initiated by us. We currently have an effective shelf registration statement covering the resale of up to 6,310,055 shares of our Class A Common Stock issued or issuable to the remaining holders of Series A LLC Units, which shares may be sold from time to time in the public markets.

Tax Receivable Agreement

The holders of PBF LLC Series A Units may from time to time (subject to the terms of the exchange agreement) cause PBF LLC to exchange their remaining PBF LLC Series A Units for shares of our Class A Common Stock on a one-for-one basis. PBF LLC (and each of its subsidiaries classified as a partnership for federal income tax purposes) have in effect an election under Section 754 of the Code effective for each taxable year in which an exchange of PBF LLC Series A Units for shares of our Class A Common Stock occurs. The purchase of PBF LLC Series A Units and exchanges of PBF LLC Series A Units for shares of Class A Common Stock have resulted, and are expected to result, with respect to PBF in increases, that otherwise would not have been available, in the tax basis of the assets of PBF LLC. These increases in tax basis have reduced the amount of tax that PBF would have otherwise been required to pay, and may reduce such tax in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.

We entered into a tax receivable agreement with the holders of PBF LLC Series A Units and PBF LLC Series B Units (and certain permitted assignees thereof and holders who acquire PBF LLC Series A Units upon the exercise of certain warrants) that provides for the payment from time to time by PBF to such persons of 85% of the amount of the benefits, if any, that PBF is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to us entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of PBF and not of PBF LLC or any of its subsidiaries.

For purposes of the tax receivable agreement, subject to certain exceptions noted below, the benefit deemed realized by PBF generally is computed by comparing the actual income tax liability of PBF (calculated with certain assumptions) to the amount of such taxes that PBF would have been required to pay had there been no increase to the tax basis of the assets of PBF LLC as a result of the purchase or exchanges of PBF LLC Series A Units and had PBF not derived any tax benefits in respect of payments made under the tax receivable agreement. The term of the tax receivable agreement continues until all such tax benefits have been utilized or expired, unless (i) certain changes of control occur as described below, (ii) PBF exercises its right to terminate the tax receivable agreement for an amount based on the agreed payments remaining to be made under the agreement or (iii) PBF breaches any of its material obligations under the tax receivable agreement in which case all obligations will generally be accelerated and due as if PBF had exercised its right to terminate the agreement. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including:

●

the timing of any subsequent exchanges of PBF LLC Series A Units—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of PBF LLC at the time of each exchange;

●

the price of shares of our Class A Common Stock at the time of the exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of PBF LLC is affected by the price of shares of our Class A Common Stock at the time of the exchange;

●	the extent to which such exchanges are taxable—if an exchange is not taxable for any reason, increased deductions will not be available; and

●	the amount and timing of our income—PBF generally will be required to pay 85% of the deemed benefits as and when deemed realized.

The amount and timing of PBF’s taxable income, which will affect the amount and timing of the realization of tax benefits that are subject to the tax receivable agreement, depend on numerous factors. For example, if 50% or more of the capital and profits interests in PBF LLC are transferred in a taxable sale or exchange within a period of 12 consecutive months, PBF LLC will undergo, for federal income tax purposes, a “technical termination” that could affect the amount of PBF LLC’s taxable income in any year and the allocation of taxable income among the members of PBF LLC, including PBF. If PBF does not have taxable income, PBF generally is not required (absent a change of control or circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been actually realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of such tax attributes will result in payments under the tax receivable agreement.

We expect that the payments that we may make under the tax receivable agreement will be substantial. As of December 31, 2015, we have recognized a liability for the tax receivable agreement of $661.4 million reflecting our estimate of the undiscounted amounts that we expect to pay under the agreement due to exchanges that occurred prior to that date, and to range over the next five years from approximately $37.5 million to $56.6 million per year and decline thereafter. Future payments under the agreement by us in respect of subsequent exchanges would be in addition to these amounts and are expected to be substantial. The foregoing numbers are merely estimates—the actual payments could differ materially. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise, (a) the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or (b) distributions to us by PBF LLC are not sufficient to permit us to make payments under the tax receivable agreement after we have paid our taxes and other obligations. In this regard, the tax receivable agreement gives us some flexibility to defer certain payment obligations that are in excess of our then available cash, but the period of any such deferral under the tax receivable agreement may not exceed two years. Such deferred payments would accrue interest at a rate of LIBOR plus 150 basis points. The payments under the tax receivable agreement are not conditioned upon any persons continued ownership of us.

In certain instances, as described in the following paragraph, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits realized in respect of the tax attributes subject to the tax receivable agreement.

The tax receivable agreement provides that upon certain changes of control, or if, at any time, PBF elects an early termination of the tax receivable agreement (or defaults in its obligations thereunder), PBF’s (or our successor’s) obligations with respect to exchanged or acquired PBF LLC Series A Units (whether exchanged or acquired before or after such transaction) would be based on certain assumptions, including that (i) PBF would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the tax receivable agreement and (ii) that the subsidiaries of PBF LLC will sell certain nonamortizable assets (and realize certain related tax benefits) no later than a specified date. Moreover, in each of these instances, PBF would be required to make an immediate payment equal to the present value (at a discount rate equal to LIBOR plus 100 basis points) of the anticipated future tax benefits (based on the foregoing assumptions). Accordingly, payments under the tax receivable agreement may be made years in advance of the actual realization, if any, of the anticipated future tax benefits and may be significantly greater than the actual benefits PBF realizes in respect of the tax attributes subject to the tax receivable agreement. Assuming that the market value of a share of Class A Common Stock were to be equal to $36.81, the closing price on December 31, 2015, and that LIBOR were to be 1.85%, we estimate that the aggregate amount of these accelerated payments would have been approximately $625.4 million if triggered on such date. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and there is no assurance that we will be able to finance these obligations.

Moreover, payments under the tax receivable agreement will be based on tax reporting positions determined in accordance with the tax receivable agreement. PBF will not be reimbursed for any payments previously made under the tax receivable agreement if the Internal Revenue Service subsequently disallows part or all of the tax benefits that gave rise to such prior payments. As a result, in certain circumstances, payments could be made under the tax receivable agreement that are significantly in excess of the benefits that PBF actually realizes in respect of (i) the increases in tax basis resulting from its purchases or exchanges of PBF LLC Series A Units and (ii) certain other tax benefits related to its entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement.

Decisions made by the pre-IPO owners of PBF LLC in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments required to be made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase the tax liability of the pre-IPO owners of PBF LLC without giving rise to any obligations to make payments under the tax receivable agreement.

Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 50 basis points from the due date (without extensions) of such tax return. However, PBF may defer payments under the tax receivable agreement to the extent it does not have available cash to satisfy its payment obligations under the tax receivable agreement as described above.

As described above, payment obligations to the holders of PBF LLC Series A Units and PBF LLC Series B Units under the tax receivable agreement are obligations of PBF and not obligations of PBF LLC, PBF Holding or any other subsidiary. However, because PBF is a holding company with no operations of its own, its ability to make payments under the tax receivable agreement is dependent on our subsidiaries’ ability to make future distributions. For example, specific provisions in the indenture governing the senior secured notes issued by PBF Holding are expected to permit PBF Holding to make distributions that include amounts sufficient to allow PBF to make on-going payments under the tax receivable agreement and to make an accelerated payment in the event of a change of control (however, the indenture permits a distribution on account of such a change of control only so long as PBF Holding offers to purchase all of the notes outstanding at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon). PBF expects to obtain funding for its on-going payments under the tax receivable agreement by causing PBF Holding to make cash distributions to PBF LLC under the relevant provisions of the indenture, and PBF LLC will, in turn, distribute such amounts, generally as tax distributions, on a pro rata basis to its owners. If PBF’s share of the distributions received through these specific provisions of the indenture are insufficient to satisfy its obligations under the tax receivable agreement, it may cause PBF LLC, which in turn will cause PBF Holding, to make distributions in accordance with other provisions of the indenture in order to satisfy such obligations. PBF LLC is also required to include in taxable income PBF LLC’s allocable share of PBF Logistics LP’s taxable income and gains (such share to be determined pursuant to the partnership agreement of PBF Logistics LP), regardless of the amount of cash distributions received by PBF LLC from PBF Logistics, and such taxable income and gains will flow-through to PBF to the extent of its allocable share of the taxable income and gains of PBF LLC. As a result, at certain times, including during the subordination period for the PBF Logistics LP subordinated units, the amount of cash otherwise ultimately available to PBF on account of its indirect interest in PBF Logistics may not be sufficient for PBF to pay the amount of taxes it will owe on account of its indirect interests in PBF Logistics. Based on our estimates of PBF’s obligations under the tax receivable agreement as described above, the amount of distributions on account of PBF’s obligations under the tax receivable agreement are expected to be substantial.

Relationship with PBF Logistics LP

On May 14, 2014, PBF Logistics LP completed its initial public offering. As of March 8, 2016, PBF LLC held a 53.7% limited partner interest (consisting of 2,572,944 common units and 15,886,553 subordinated units) in PBFX, with the remaining 46.3% limited partner interest held by the public unit holders. PBF LLC also owns all of the incentive distribution rights and indirectly owns a non-economic general partner interest in PBF Logistics LP, through its wholly-owned subsidiarity, PBF Logistics GP, the general partner of PBF Logistics LP. PBF Energy, through its ownership of PBF LLC, consolidates the financial results of PBF Logistics LP and its subsidiaries and records a noncontrolling interest in its consolidated financial statements representing the economic interest of the unit holders of PBF Logistics LP other than PBF LLC. PBF Logistics LP’s revenues are generated from agreements it has with PBF and its subsidiaries for services rendered to our refining business. PBF Logistics LP does not generate third party revenue and therefore intersegment related revenues are eliminated in consolidation by PBF Energy.

Consulting Agreement with Fuel Strategies International

Pursuant to a consulting agreement, Fuel Strategies International, Inc., the principal of which is James P. O’Malley, the brother of Thomas D. O’Malley, the Executive Chairman of our Board of Directors has provided us with monthly consulting services relating to our petroleum coke, crude oil and commercial operations. This agreement had a term from November 22, 2014 to March 31, 2015. In 2015, we paid Fuel Strategies an additional $11,706 with respect to services that were rendered in 2014. No amounts were paid in 2016.

Private Aircraft

We have an agreement with Thomas D. O’Malley, our Executive Chairman of the Board, for the use of an airplane owned by 936MP, LLC, a Delaware limited liability company, owned by Mr. O’Malley. We pay a charter rate that is the lowest rate this aircraft is chartered to third-parties. Our Audit Committee reviews such usage of the airplane annually. From January 1, 2015 through March 11, 2016, we paid charges of $1,276,877 related to use of this plane.

Purchases of PBFX Senior Notes

On May 12, 2015, PBF Logistics LP and PBF Logistics Finance Corporation issued and sold $350.0 million of the 2023 PBFX Notes, including $19.9 million aggregate principal amount of notes that were sold in a private placement to Thomas D. O’Malley, our Executive Chairman of the Board and certain of PBF Energy’s officers and directors and their affiliates and family members. The notes are guaranteed by certain subsidiaries of PBFX and PBF LLC has provided a limited guarantee of collection of the principal amount of the 2023 PBFX Notes. Because these purchasers of the $19.9 million of private placement notes may be deemed to be our “affiliates,” based on interpretations by the staff of the SEC in no action letters issued to third parties not related to us, these purchasers were not eligible to participate in the exchange offer with respect to the remaining $330.1 million of 2023 PBFX Notes.

Statement of Policy Regarding Transactions with Related Persons

All related person transactions will be approved by our Board, which has adopted a written policy that applies to transactions with related persons. For purposes of the policy, related person transactions include transactions, arrangements or relationships involving amounts greater than $120,000 in the aggregate in which we are a participant and a related person has a direct or indirect material interest. Related persons are deemed to include directors, director nominees, executive officers, owners of more than five percent of our common stock, or an immediate family member of the preceding group. The policy provides that our Audit Committee will be responsible for the review and approval or ratification of all related-person transactions.

Our Audit Committee will review the material facts of all related person transactions that require the committee’s approval and either approve or disapprove of the entry into the related person transaction, subject to certain exceptions described below. The policy prohibits any of our directors from participating in any discussion or approval of a related person transaction for which such director is a related person, except that such director is required to provide all material information concerning the interested transaction to the committee. As part of its review and approval of a related person transaction, the Committee will consider whether the transaction is made on terms no less favorable than terms that would be generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related-person’s interest in the transaction and any other matters the committee deems appropriate.

Our related person transactions policy does not apply to: (1) employment of executive officers if the compensation is disclosed in the proxy statement or approved by the Compensation Committee; (2) director compensation that is disclosed in the proxy statement; (3) pro rata payments arising solely from the ownership of our equity securities; (4) certain indebtedness arising from ordinary course transactions or with owners of more than five percent of our common stock; (5) transactions where the rates or charges are determined by competitive bids; (6) certain charitable contributions; (7) regulated transactions; and (8) certain financial services.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITOR

(Item 2 on the Proxy Card)

The Audit Committee of the Board determined on February 8, 2016, to engage Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Deloitte also served as PBF’s independent registered public accounting firm for fiscal years ended December 31, 2015, 2014, 2013 and 2012 and as PBF LLC’s independent registered public accounting firm for fiscal year ended December 31, 2011. The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.

“RESOLVED, that the appointment of the firm of Deloitte LLP as PBF’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of PBF and its subsidiaries for the fiscal year ending December 31, 2016 is hereby approved and ratified.”

The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of Deloitte as PBF’s independent registered public accounting firm for 2016. Proxies will be voted FOR approval of the proposal unless otherwise specified.

The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2016 will be permitted to stand unless the Audit Committee finds other good reason for making a change.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.

DELOITTE FEES FOR FISCAL YEARS 2015 AND 2014

The following table presents fees billed for the years ended December 31, 2015 and 2014 for professional services performed by Deloitte.

Fees	2015	2014
Audit Fees(1)	$3,870,500	$3,405,067
Audit-Related Fees(2)	2,809,534	2,348,943
Tax Fees(3)	356,120	312,357
All Other Fees	—	—

Total	$7,036,154	$6,066,367

(1)

Represents the aggregate fees for professional services rendered by Deloitte in connection with its audits of PBF Energy Inc.’s and its subsidiaries’ consolidated financial statements, including the audits of internal control over financial reporting, reviews of the condensed consolidated financial statements included in Quarterly Reports on Form 10-Q.

(2)

Represents fees for professional services rendered in connection with the filing of multiple registration statements on Form S-1 and Form S-3, audits performed (i) as part of registration statement filings in connection with the initial public offering of common units of PBF Logistics LP and (ii) relating to subsequent asset contributions by us to PBF Logistics LP, and consultations on accounting issues.

(3)	Represents fees associated with tax services rendered for income tax planning, and sales, use and excise tax matters and the preparation of partnership tax information for PBF Logistics LP.

All engagements performed by our independent registered public accounting firm, whether for auditing or non-auditing services, must be pre-approved by the Audit Committee of the Board of Directors. During the year ended December 31, 2015, all of the services performed for us by Deloitte were pre-approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2015

Management is responsible for PBF’s internal controls and financial reporting process. Deloitte, PBF’s independent registered public accounting firm for the fiscal year ended December 31, 2015, is responsible for performing an independent audit of PBF’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and to issue its report thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of PBF’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.

The Audit Committee has reviewed and discussed PBF’s audited financial statements with management and Deloitte. The committee has discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte that firm’s independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of PBF be included in its Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Members of the Audit Committee:

Jefferson F. Allen, Chairman

Dennis Houston

Edward Kosnik

* The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of PBF’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

PROPOSAL NO. 3 – ADVISORY VOTE ON THE 2015 COMPENSATION

OF THE NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

(Item 3 on the Proxy Card)

In 2011, the SEC began to require issuers to provide a stockholder advisory vote to approve the compensation of the issuers’ named executive officers at least once every three years. We held our first say-on-pay vote in 2013 and the compensation paid to our named executive officers in 2012 was approved by a vote of 93.5%. We determined, and our stockholders approved, to hold a say-on-pay vote once every three years and, accordingly, we are asking stockholders to vote to approve the compensation of our named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures.

We request the stockholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on PBF, the Board or the Compensation Committee. The Board and Compensation Committee, however, will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.

The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted FOR approval of the proposal unless otherwise specified.

As an advisory vote, this proposal is not binding upon the Company.

PROPOSAL NO. 4 – AMENDMENT AND RESTATEMENT OF 2012

EQUITY INCENTIVE PLAN

(Item 4 on the Proxy Card)

Introduction

PBF is requesting that stockholders approve the amendment and restatement of its 2012 Equity Incentive Plan, which amendment and restatement was approved by the Board of Directors on February 8, 2016 subject to stockholder approval at the 2016 Annual Meeting. If this proposal is approved:

•	3,000,000 shares will be added to the number of shares authorized for issuance under the 2012 Equity Incentive Plan;

•	the material terms of the performance goals under the Plan for purposes of Section 162(m) of the Code will be approved for five additional years;

•	the term of the Plan will be extended until May 3, 2026, which is the ten-year anniversary of the Annual Meeting date; and

•	various administrative changes and clarifications will be made or authorized as discussed below.

If this amendment and restatement is not approved by stockholders at the 2016 Annual Meeting, no new shares will be added and equity awards will continue to be granted under the 2012 Equity Incentive Plan as currently in effect.

The 2012 Equity Incentive Plan is PBF Energy Inc.’s only plan for providing equity incentive compensation to our directors and employees. At the discretion of the independent directors of the general partner of PBF Logistics LP, our employees may receive grants under the PBF Logistics LP 2014 Long-Term Incentive Plan (“PBFX LTIP”). The Board believes that the amendment and restatement of our 2012 Equity Incentive Plan is in the best interests of stockholders and PBF, as equity awards granted under this plan help to attract, motivate, and retain key talent, align employee and shareholder interests, link employee compensation to company performance and maintain a culture based on employee stock ownership. Equity is a significant component of total compensation for many of our key employees. By voting for the approval of the Amended and Restated 2012 Equity Incentive Plan, stockholders are reapproving the performance metrics for purposes of Section 162(m).

The following discussion and summary of the Amended and Restated 2012 Equity Incentive Plan as amended and restated is qualified in its entirety by reference to the actual text of the plan document. A copy of the plan document for the Amended and Restated 2012 Equity Incentive Plan subject to stockholder approval is set forth as Appendix A.

Consequence of Failure to Approve the Proposal

If stockholder approval of the Amended and Restated 2012 Equity Incentive Plan is not obtained, then the proposed 3,00,000 share increase to the share reserve under the existing 2012 Equity Incentive Plan and the other amendments proposed in this Proposal will not be implemented. The existing 2012 Equity Incentive Plan will, however, continue in effect until December 2022, and awards will continue to be made under the existing 2012 Equity Incentive Plan as currently in effect until all the shares currently available for award and issuance under the existing 2012 Equity Incentive Plan have been issued pursuant to such awards.

Generally, Section 162(m) of the Code does not permit publicly traded companies like PBF to take a tax deduction for compensation in excess of $1 million that is paid to the chief executive officer or any of the three other most highly compensated executive officers (other than the principal financial officer) in any calendar year unless that compensation is paid under a performance based plan that has been approved by the stockholders and satisfies certain other criteria. If our stockholders do not approve the Amended and Restated 2012 Equity Incentive Plan at the Annual Meeting, we may continue to grant awards under the Amended and Restated 2012 Equity Incentive Plan. However, future grants under the Amended and Restated 2012 Equity Incentive Plan may not qualify as performance-based compensation under Section 162(m) and the deductibility of awards made to covered employees may be limited.

Increase to Share Reserve

The Amended and Restated 2012 Equity Incentive Plan sets forth a maximum number of shares authorized for issuance under the plan. The Board is requesting that stockholders approve the addition of 3,000,000 shares of Class A Common Stock to the share reserve, for a total of 8,000,000 shares. As of December 31, 2015, 406,586 shares remained authorized but unissued under the Plan; as a result, if this proposal is approved, a total of 3,406,586 shares would have been available for issuance under the Plan as of that date. Shares available for issuance under the Amended and Restated 2012 Equity Incentive Plan may be used to issue any type of award permitted under the Plan.

Corporate Governance Aspects of the Amended and Restated 2012 Equity Incentive Plan

The Amended and Restated 2012 Equity Incentive Plan includes several provisions that promote best practices by reinforcing alignment with stockholders’ interests. These provisions include, but are not limited to, the following:

•

No Discounted Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.

•

No Repricing without Stockholder Approval: Other than in connection with corporate reorganizations or restructurings, at any time when the purchase price of a stock option or stock appreciation right is above the market value of a share, we will not, without stockholder approval, reduce the purchase price of such stock option or stock appreciation right and will not exchange such stock option or stock appreciation right for a new award with a lower (or no) purchase price or for cash.

•	No Transferability: Equity awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

•

No Evergreen Provision: The Amended and Restated 2012 Equity Incentive Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.

•	No Automatic Grants: The Amended and Restated 2012 Equity Incentive Plan does not provide for automatic grants to any participant.

•	No Tax Gross-ups: The Amended and Restated 2012 Equity Incentive Plan does not provide for any tax gross-ups.

Key Terms of the Amended and Restated 2012 Equity Incentive Plan

Grantees and Eligible Employees

Any employee, director, consultant or other service provider who is selected by the Compensation Committee to participate in the Plan. We estimate that, as of March 18, 2016, all nine executive officers, all nine non-employee directors and approximately 128 key employees and independent contractors of PBF Energy and its subsidiaries were eligible to participate in the Amended and Restated 2012 Equity Incentive Plan.

Types of Awards

The Amended and Restated 2012 Equity Incentive Plan authorizes the Compensation Committee to grant non-qualified and incentive stock options, stock appreciation rights (“SARs”), restricted stock, other equity-based or equity-related awards, including performance-based awards, and cash-based awards.

As of March 18, 2016, no awards have been granted, and no shares have been issued, under the Amended and Restated 2012 Equity Incentive Plan on the basis of the 3,000,000 share increase to the share reserve under the Plan that forms part of this Proposal. Because awards under the Amended and Restated 2012 Equity Incentive Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of any other awards that may be granted to any of the participants if the Amended and Restated 2012 Equity Incentive Plan is approved by the stockholders. See “Executive Compensation” and Director Compensation” for further discussion of prior grants.

Share Reserve

The initial share reserve was 5,000,000 shares and, if the amendment is approved by stockholders, would be increased by 3,000,000 shares. As of December 31, 2015, 406,586 shares remained authorized but unissued under the plan; as a result, if this Proposal is approved, a total of 3,406,586 shares would have been available for issuance under the Plan as of that date.

Award Limits

The maximum number of shares that may be covered by options or SARs granted under the Amended and Restated 2012 Equity Incentive Plan to any single participant during any fiscal year is 1,500,000.

The maximum number that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code may not exceed 8,000,000.

Performance-Based Award Limitation

The maximum number of shares that may be delivered in respect of performance-based awards denominated in shares to any individual grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) shall be, subject to adjustment upon certain events specified in the Amended and Restated 2012 Equity Incentive Plan, 750,000, or in the event such performance-based award is paid in cash, other securities, other awards or other property, no more than the fair market value of such shares on the last day of the performance period to which such award relates. The maximum amount that can be paid to any individual grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) pursuant to a performance or other award denominated in cash shall be $10,000,000.

Vesting and Exercise of Stock Options and Stock Appreciation Rights

The exercise price of stock options granted under the Amended and Restated 2012 Equity Incentive Plan may not be less than the fair market value of our Class A Common Stock on the date of grant. The Committee determines fair market value using any permitted valuation method permitted under the stock rights exemption available under IRS regulations. The maximum exercise period may not be longer than ten years. The Compensation Committee determines when each stock option becomes exercisable, including the establishment of performance vesting criteria, if any. The award agreement specifies the consequences under the stock option of a recipient’s termination of the employment, service as a director or other relationship between us and the participant.

Vesting of Awards

Awards under the Plan, other than a stock option, SAR, or cash-based award are known as “full value” awards and, will vest over not less than three years following the date the award is made, or in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the performance period. The Compensation Committee may provide that such vesting restrictions lapse or are waived upon the participant’s death, disability, retirement or other specified termination or upon a change of control. The Compensation Committee may grant full value awards that will result in the issuance of up to 5% of the shares reserved for issuance under the Amended and Restated 2012 Equity Incentive Plan without regard to the minimum vesting provisions. The Compensation Committee may make the grant, issuance, retention, or vesting of awards contingent upon continued employment with us, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate. An award may, among other things, involve the transfer of actual shares of Class A Common Stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Class A Common Stock and be subject to performance-based and/or service-based conditions. Unless otherwise specified in an award agreement for a particular award, unvested awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the Amended and Restated 2012 Equity Incentive Plan) within two years following a change in control (as defined in the Amended and Restated 2012 Equity Incentive Plan). The Compensation Committee may, but is not required, to grant awards under the Plan in a manner intended to qualify as “performance-based compensation” under Section 162(m).

Performance Awards, including Eligibility under Section 162(m)

The Plan provides for grants of Awards that may be based on performance criteria, including that are intended to satisfy Section 162(m) of the Code. To the extent that awards are intended to qualify as

“performance-based compensation” including under Section 162(m), the performance criteria will be based one or more of the following criteria (“Performance Goals”): (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income and/or earnings per Share; (vii) book value per Share; (viii) return on capital and/or equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; (xxii) environmental, health and safety; (xxiii) operating performance; (xxiv) commercial optimization or (xxv) except for awards granted to any “covered employee” that are intended by the Company to be deductible by the Company under Section 162(m) and for which the provision of one or more of the aforementioned Performance Goals would be required to preserve deductibility of compensation in respect of such award under Section 162(m), such other objective performance criteria as determined by the Committee in its sole discretion.

These performance measures may be applied individually, alternatively, or in any combination, either to PBF as a whole or to one or more of its subsidiaries, divisions or operating units or groups, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, in each case as specified by the Compensation Committee in the award agreement.

The number of shares of Class A Common Stock, stock options, or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) upon satisfaction of performance criteria may be reduced by the Committee based on any further considerations that the Committee may determine in its sole discretion.

Stockholder approval of this Proposal No. 4 will constitute approval of the above list of performance goals for purposes of Section 162(m) of the Code.

Notwithstanding the adoption of the Amended and Restated 2012 Equity Incentive Plan to allow for performance-based awards and its submission to stockholders, the Company reserves the right to pay its employees, including recipients of performance-based awards under the 2012 Equity Incentive Plan, amounts which may or may not be tax-deducible under Section 162(m) or other provisions of the Code.

Administration

The Compensation Committee administers the Amended and Restated 2012 Equity Incentive Plan, and has broad authority to do all things necessary or desirable, in its sole discretion, in connection with plan administration. Our Compensation Committee may delegate its authority under the Amended and Restated 2012 Equity Incentive Plan in whole or in part as it determines to a subcommittee consisting solely of at least two non-employee directors within the meaning of Rule 16b-3 of the Exchange Act, “independent directors” within the meaning of the NYSE listed company rules and “outside directors” within the meaning of Section 162(m) of the Code, to the extent any such provisions or rules are applicable to us and the 2012 Equity Incentive Plan. The Compensation Committee will select who will receive equity awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the Amended and Restated 2012 Equity Incentive Plan, establish the terms, conditions, and other provisions of the equity awards. The Compensation Committee may interpret the Amended and Restated 2012 Equity Incentive Plan and establish, amend, and rescind any rules related to the 2012 Amended and Restated Equity Incentive Plan, and make remedial changes to the terms of an outstanding equity award to comply with applicable laws, regulations and listing requirements and to avoid unintended consequences resulting from unexpected events.

Clawback Provisions

All stock options granted under the 2012 Equity Incentive Plan are subject to restrictive covenants, the breach of which will result in the forfeiture of the awards. These restrictive covenants include requirements relating to non-competition for employees who are a vice president or higher, non-solicitation, non-disparagement and confidentiality. These provisions apply following an employee’s termination or other separation. In addition, under the Amended and Restated 2012 Equity Incentive Plan, the Committee may, in its sole discretion, specify in an award that the grantee’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon a restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct. The Amended and Restated 2012 Equity Incentive Plan includes an amendment requiring that all awards be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law or stock exchange listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

Amendments Requiring Shareholder Approval

The Board may terminate, amend, or suspend the Amended and Restated 2012 Equity Incentive Plan, provided that no action is taken by the Board (except those described in “Adjustments”) without stockholder approval to: increase the aggregate number of shares available for awards under the Plan, decrease the price of outstanding awards (subject to the limitations of Sections 5(f) and 6(d) of the Plan), change the requirements relating to the Committee, or extend the term of the Plan.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our Class A Common Stock, or any similar equity restructuring transaction affecting our Class A Common Stock, the Compensation Committee will equitably adjust the number and kind of shares available for grant under the Amended and Restated 2012 Equity Incentive Plan, the number and kind of shares subject to the award limitations set forth in the Amended and Restated 2012 Equity Incentive Plan and subject to outstanding awards under the Amended and Restated 2012 Equity Incentive Plan and the exercise price of outstanding stock options and of other awards.

Upon a Change in Control

Unless provided otherwise in an award agreement or otherwise determined at any time by our Compensation Committee in its sole discretion, upon a termination of a participant’s employment by the participant for good reason (as defined in the Amended and Restated 2012 Equity Incentive Plan) or by the Company without cause (as defined in the Amended and Restated 2012 Equity Incentive Plan), in each case, within 24 months of the occurrence of a change in control of us (as defined in the Amended and Restated 2012 Equity Incentive Plan), the Amended and Restated 2012 Equity Incentive Plan provides that (1) if determined by our Compensation Committee in the applicable award agreement or otherwise, any outstanding awards then held by participants which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such change in control and (2) our Compensation Committee shall take one or more of the following actions: (a) cancel the awards for fair consideration (as determined by our Compensation Committee), (b) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the Amended and Restated 2012 Equity Incentive Plan, including without limitation, any applicable vesting conditions, or (c) provide that, with respect to any awards that are stock options or stock appreciation rights, the awards will be exercisable for a period of at least 15 days prior to the change in control.

Valuation

Our Class A Common Stock is listed on the NYSE. Accordingly, the fair market value of our Class A Common Stock on any relevant date will be deemed to be equal to the closing selling price per share of our Class A common stock (or the closing bid if no sales were reported) on that date. On March 18, 2016, the closing price of a share of Class A Common Stock of the Company was $31.72.

Termination

The existing 2012 Equity Incentive Plan provides that it will terminate in December 2022 (ten years after the date of our initial public offering). If our stockholders approve this Proposal, the termination date of the Amended and Restated 2012 Equity Incentive Plan will be extended to May 3, 2026 (the ten-year anniversary of the date of this year’s Annual Meeting).

U.S. Tax Consequences under the Amended and Restated 2012 Equity Incentive Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with equity awards under the Amended and Restated 2012 Equity Incentive Plan. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Code is granted under the Amended and Restated 2012 Equity Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

SARs; Performance Shares

In general, (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of Class A Common Stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of Class A Common Stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code, if applicable), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m) of the Code), for grants of restricted stock subject only to time-based vesting and not including any performance conditions, when the restricted stock units are settled in cash and/or shares of our Class A Common Stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our Class A Common Stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock or stock received on account of restricted stock units, the difference between the amounts received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Section 280G of the Code

In addition to the Federal income tax consequences discussed above, Section 280G of the Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation and which is contingent upon a change in control of the employer, and such payment equals or exceeds three times his or her “base amount” (as defined in Section 280G), then any amount received in excess of the base amount shall be considered an “excess parachute payment.” Under certain circumstances, Awards may give rise to excess parachute payments. To the extent an executive is not automatically cut-back under an employment agreement, then in addition to any income tax which would otherwise be owed in connection with such payment, the individual will be subject to an excise tax equal to 20% of such excess payment, and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Section 409A of the Code

Section 409A of the Code imposes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain Awards that may be granted under the Plan may constitute “deferred compensation” within the meaning of, and subject to, Section 409A of the Code. In addition, Section 409A of the Code could result in certain officers of the Company to experience a delay of up to six months for awards that are covered nonqualified deferred compensation. While the Company intends to administer and operate the Plan and establish terms with respect to awards subject to Section 409A of the Code in a manner that will avoid the imposition of additional taxation under Section 409A of the Code to the grantee, there can be no assurance that additional taxation under Section 409A of the Code will be avoided in all cases.

Withholding

The Amended and Restated 2012 Equity Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the Compensation Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

Section 162(m)

As described above, equity awards granted under the Amended and Restated 2012 Equity Incentive Plan may be structured to qualify as performance-based compensation under Section 162(m). To qualify, the Amended and Restated 2012 Equity Incentive Plan must satisfy the conditions set forth in Section 162(m), and stock options and other awards must be granted under the Amended and Restated 2012 Equity Incentive Plan by a committee consisting solely of two or more outside directors (as defined under regulations relating to Section 162) and must satisfy the plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. For awards other than stock options and stock appreciation rights to qualify, the grant, issuance, vesting, or retention of the award must be contingent upon satisfying one or more of the performance criteria set forth in the Amended and Restated 2012 Equity Incentive Plan, as established and certified by a committee consisting solely of two or more outside directors. One of the requirements for compensation to qualify as a “performance-based” plan under Section 162(m) is stockholder approval every five years of the material terms of the performance criteria pursuant to which the compensation is paid. For purposes of Section 162(m), the material terms of the performance criteria are (i) the employees eligible to receive awards under the Amended and Restated 2012 Equity Incentive Plan, (ii) a description of the business criteria on which the performance criteria are based (performance measures), and (iii) the maximum compensation that can be paid to an employee under the performance goal during any specified period (individual award limits). The rules and regulations promulgated under Section 162(m) are complicated and subject to change from time to time, and may apply with retroactive effect. In addition, a number of requirements must be met in order for particular compensation to so qualify. As such, there can be no assurance that any compensation awarded or paid under the Amended and Restated 2012 Equity Incentive Plan will be deductible under all circumstances.

The Board of Directors recommends a vote FOR the approval of the adoption of the proposed Amended and Restated 2012 Equity Incentive Plan and the material terms thereof.

EQUITY COMPENSATION PLAN INFORMATION

The table below presents information as of December 31, 2015 under the 2012 Equity Incentive Plan which was approved by our stockholders prior to our IPO and the PBFX LTIP. We do not have any equity compensation plans that have not been approved by our stockholders. For a description of the awards issued under the 2012 Equity Incentive Plan, see Note 16 – Share-based Compensation to our fiscal year 2015 consolidated financial statements, which is included in our Form 10-K.

Plan Category	(a) Number of securities issuable upon exercise of outstanding options and purchase rights	(b) Weighted average exercise price of outstanding options and purchase rights	(c) Number of shares of Class A common stock remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

Equity compensation plans approved by stockholders:

2012 Equity Incentive Plan	4,256,375 (1)	$ 27.89	406,586

PBFX LTIP	403,375 (2)	— (3)	1,073,104 (4)

Equity compensation plans not approved by stockholders	—	—	—

Total	4,659,750	$ 27.89	1,479,690

(1)	In addition to stock options, the 2012 Equity Incentive Plan authorizes the issuance of restricted stock, restricted stock units, performance shares and other stock-based awards.

(2)

The amounts reflect only phantom units that have been granted under the LTIP. No awards (as defined under the LTIP) have been made other than the phantom units, each of which represent rights to receive (upon vesting and payout) one common unit in the Partnership or an amount of cash equal to the fair market value of such unit. These phantom units vest pro-rata, annually over four years from the date of grant.

(3)	Column (b) is not applicable because the phantom units do not have an exercise price.

(4)

The LTIP was adopted by the general partner of PBF Logistics LP in connection with the closing of PBF Logistics LP’s initial public offering and provides for the making of certain awards, including common units, restricted units, phantom units, unit appreciation rights and distribution equivalent rights. For information about the LTIP that did not require approval by our limited partners, see “Item 11. Executive Compensation” in the Annual Report on Form 10-K for the year ended December 31, 2015 filed by PBF Logistics LP on February 22, 2016.

GOVERNANCE DOCUMENTS AND CODE OF ETHICS

We adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules, and regulations. The Code also applies to all of our employees and directors.

We have adopted Corporate Governance Guidelines that, along with the charters of our Board committees, provide the framework for our governance processes. We post the following documents on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to PBF’s Secretary at the address indicated on the cover page of this proxy statement.

●	Code of Business Conduct and Ethics

●	Corporate Governance Guidelines

●	Audit Committee Charter

●	Compensation Committee Charter

●	Nominating and Corporate Governance Committee Charter

●	Health, Safety & Environmental Committee Charter

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of PBF’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.

STOCKHOLDER NOMINATIONS AND PROPOSALS

If you wish to submit a stockholder proposal to be included in our proxy statement for the 2017 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, we must receive your written proposal on or before November 24, 2016. Address the proposal to PBF’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

If you wish to present a stockholder proposal at the 2017 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating and Corporate Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 12 of our bylaws. These procedures include the requirement that your proposal must be delivered to PBF’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 90th day or earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days from such anniversary date, your notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2016 annual meeting of stockholders.

Our bylaws are available in our SEC filings which can be accessed on our website at www.pbfenergy.com under the “Corporate Governance” tab in the “Investors” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to PBF.

OTHER BUSINESS

If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.

FINANCIAL STATEMENTS

Consolidated financial statements and related information for PBF, including audited financial statements for the fiscal year ended December 31, 2015, are contained in PBF’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Internet Availability Notice and through our website (www.pbfenergy.com in the “Investors” section under “SEC Filings”).

HOUSEHOLDING

The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses, and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer, or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke consent to householding obtained by a broker, dealer, or bank which holds shares for your account, you may contact your broker. If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and any accompanying documents, please contact American Stock Transfer & Trust Company, LLC and a separate copy will be sent to you promptly.

TRANSFER AGENT

American Stock Transfer & Trust Company, LLC serves as our transfer agent, registrar, and dividend paying agent with respect to our Class A Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Tel: 800-937-5449

APPENDIX A

PBF ENERGY INC.

Amended and Restated

2012 Equity Incentive Plan

PBF ENERGY INC.

Amended and Restated

2012 Equity Incentive Plan

1.	Purpose.

The PBF Energy Inc. Amended and Restated 2012 Equity Incentive Plan, as it may be amended from time to time (the “Plan”) is designed to:

(a)        promote the long term financial interests and growth of PBF Energy Inc., a Delaware corporation (the “Company”), and its subsidiaries and Affiliates (as defined below) by attracting and retaining management and other personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company;

(b)        motivate management and other personnel by means of growth-related incentives to achieve long range goals; and

(c)        further the alignment of interests of Grantees (as defined below) with those of the stockholders of the Company, including through opportunities for increased equity, or equity-based ownership, in the Company.

2.	Definitions.

As used in the Plan, and unless otherwise specified in an applicable Award Agreement (as defined below), the following capitalized terms shall have the following meanings:

(a)        “Affiliate” means with respect to any Person, (i) any other Person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with such Person; or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)        “Award” means an award made to a Grantee pursuant to the Plan and described in Section 4 hereof.

(c)        “Award Agreement” means a written or electronic agreement or documents between the Company and a Grantee that sets forth the terms, conditions and limitations applicable to an Award.

(d)        “Beneficial Owner” means a “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

(e)        “Board” means the Board of Directors of the Company.

(f)        “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by federal law or executive order to be closed.

(g)        “Cause” means the definition of “Cause” used in the Grantee’s then-effective employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or, if the Grantee does not have an employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or if such term is not defined therein, then Cause shall mean: (A) the commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement on the part of the Grantee, in any case that adversely affects or may reasonably be expected to adversely affect the business or reputation of the Company, its subsidiaries, or any Affiliate; (B) the conviction or indictment of the Grantee, or a plea of nolo contendere by the Grantee, to any felony or any crime involving moral turpitude; or (C) the continued failure or refusal to perform the duties of the Grantee’s position for which they are employed if such failure to perform is not cured by the Grantee within thirty (30) days after notice.

(h)        “Change in Control” means the occurrence of any of the following:

(i)        any Person or Group (other than one or more of the Excluded Entities) is or becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of Directors (including by way of merger, consolidation or otherwise);

(ii)        the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person or Group (other than one or more of the Excluded Entities);

(iii)        a merger, consolidation or reorganization of the Company (other than (x) with or into, as applicable, any of the Excluded Entities or (y) in which the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization);

(iv)        the complete liquidation or dissolution of the Company; or

(v)        during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the Directors of the Company, then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) (the “Incumbent Board”) cease for any reason to constitute a majority of the Board then in office; provided that, any Director appointed or elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an individual on the Incumbent Board.

(i)        “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(j)        “Committee” means the Compensation Committee of the Board (or a subcommittee thereof) or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated the power to act under or pursuant to the provisions of the Plan.

(k)        “Director” means a member of the Board or a member of the board of directors (or similar governing body) of a subsidiary of the Company.

(l)        “Effective Date” means February 8, 2016, subject to the approval of the stockholders of the Company.

(m)        “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(n)        “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share at which such Share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s Award Agreement as the reference price-per-share of a Share used to calculate the amount payable to the Grantee.

(o)        “Excluded Entity” means any of the following: (i) the Company and any Persons of which a majority of the voting power of its voting equity securities and equity interests is owned directly or indirectly by the Company; and (ii) any employee benefit plan (or trust forming a part thereof) sponsored or maintained by any of the foregoing.

(p)        “Fair Market Value” means (i) if Shares of the Company are traded on a national securities exchange on any specified date, the closing price at which one Share is traded on the stock exchange on which Shares are primarily traded, or (ii) if the Shares are not then traded on a stock exchange, the average of the closing representative bid and asked price of a Share as reported by the principal securities exchange or securities trading market on which the Shares are listed or approved for trading, but if no Shares were traded on such date, then on the last previous date on which a Share was so traded, or, (iii) if none of the above are applicable, Fair Market Value shall be determined at the discretion of the Committee; provided, however, such valuation method shall be in accordance with Section 409A, to the extent applicable. The Committee may adopt a different methodology for determining Fair

Market Value if necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular Award.

(q)        “Good Reason” means the definition of “Good Reason” used in the Grantees’s then-effective employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates), or if the Grantee does not have an employment agreement or other service-related agreement with the Company (or any of its subsidiaries or Affiliates) or such term is not defined therein, then Good Reason shall exist in the event of, without the Grantee’s consent: (i) an adverse, material and sustained diminution of the Grantee’s duties, (ii) the Company requiring a change in the location for performance of Grantees’s employment responsibilities hereunder to a location more than 50 miles from the Grantees’s current employment location (not including ordinary travel during the regular course of employment), or (iii) the failure of the Company or any of its Affiliates or subsidiaries to pay or cause to be paid the Grantee’s base salary or other compensation or fees when due; provided, that prior to the Grantee’s termination of employment or other separation from service for Good Reason, the Grantee must give written notice to the Company (or the Affiliate or subsidiary which employs him or to which he renders services) of any such event that constitutes Good Reason within twenty (20) days of the occurrence of such event and such event must remain uncorrected for thirty (30) days following receipt of such written notice; and provided further that any termination due to Good Reason must occur no later than sixty (60) days after the occurrence of the event giving rise to Good Reason.

(r)        “Grantee” means the recipient of an Award or grant under the Plan, including any employee, Director, consultant or other service provider who is selected by the Committee to participate in the Plan, including any Person to whom one or more Awards have been made and remain outstanding.

(s)        “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(t)        “Incentive Stock Option” means an option to purchase Shares under Section 5(d) of the Plan that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement. If an Option is intended to be an Incentive Stock Option, and, if for any reason such Option (or portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option.

(u)        “Nonqualified Stock Option” means an Option to purchase Shares that is not an Incentive Stock Option.

(v)        “Option” means an option to purchase Shares granted under Section 5 of the Plan. Options may either be Incentive Stock Options or Nonqualified

Stock Options. An Option shall only be an Incentive Stock Option if it is so designated in the applicable Award Agreement.

(w)        “Other Awards” means Awards granted pursuant to Section 8 of the Plan.

(x)        “Performance Goal” means one or more standards established by the Committee in connection with any qualified performance-based compensation, as described in Section 7 hereof. A Performance Goal shall be based upon one or more of the following criteria: (i) consolidated income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) EBITDA; (iii) adjusted EBITDA; (iv) operating income; (v) net income; (vi) net income and/or earnings per Share; (vii) book value per Share; (viii) return on capital and/or equity; (ix) expense management; (x) return on investment; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins; (xiv) stock price; (xv) market share; (xvi) revenue or sales; (xvii) costs; (xviii) cash flow; (xix) working capital; (xx) multiple of invested capital; (xxi) total return; (xxii) environmental, health and safety; (xxiii) operating performance; (xxiv) commercial optimization or (xxv) except for Awards granted to any “covered employee” that are intended by the Company to be deductible by the Company under Section 162(m) of the Code and for which the provision of one or more of the aforementioned Performance Goals would be required to preserve deductibility of compensation in respect of such Award under Section 162(m), such other objective performance criteria as determined by the Committee in its sole discretion. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, consistent with Section 162(m) of the Code (or any successor section thereto), the Performance Goals may be calculated without regard to extraordinary items or accounting treatment that does not reflect performance criteria. To the extent intended to comply with Section 162(m) of the Code, a Performance Goal shall be established by the Committee within the first 90 days after the commencement of the period of service to which the Performance Goal relates or prior to the expiration of 25% of the performance period as described in Section 7 (if earlier), and the attainment of the goal must be substantially uncertain at the time the Committee establishes the goal.

(y)        “Performance-Based Awards” means Awards granted or transferred to a Grantee in accordance with Section 7 hereof.

(z)        “Person” means any “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

(aa)        “Section 409A” means Section 409A of the Code, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.

(bb)        “Share” means a share of Class A common stock of the Company.

(cc)        “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code, as amended, and the regulations, rulings, notices or other guidance promulgated thereunder.

(dd)        “Stock Appreciation Right” or “SAR” means a stock appreciation right granted pursuant to Section 6 the Plan.

3.	Administration of Plan.

(a)        Committee. The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, “independent directors” within the meaning of the New York Stock Exchange listed company rules and “outside directors” within the meaning of Section 162(m) of the Code, to the extent any provisions or rules are applicable to the Company or the Plan; provided, however, that the Board may, in its sole discretion, take any action designated to the Committee under the Plan as it may deem necessary for the effective administration of the Plan.

(b)        Powers and Duties of the Committee. Subject to Section 12, the Committee shall have full power and authority to administer and interpret the Plan, Awards granted under the Plan and each Award Agreement, including, without limitation, the power to (i) exercise all of the powers granted to it under the Plan, (ii) construe, interpret and implement the Plan and any Award Agreement, (iii) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) make all determinations necessary or advisable in administering the Plan, Awards and any Award Agreements, (v) correct any defect, supply any omission and reconcile any inconsistency in the Plan, Awards or any Award Agreement, (vi) amend the Plan, Awards and any Award Agreement to reflect changes in applicable law, (vii) determine from among those persons determined to be eligible for the Plan, the particular persons who will be Grantees, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to vesting, provided, however, that Awards, other than a stock option, SAR, or cash-based award, will vest over not less than three years following the date the award is made, or in the case of vesting based upon the attainment of performance goals or other performance-based objectives, over a period of not less than one year measured from the commencement of the performance period subject to the Committee’s determination as to vesting restrictions lapsing or being waived upon a Grantee’s death, disability, retirement or termination or upon a Change in Control, (viii) grant Awards under the Plan and determine the terms and conditions of such Awards, consistent with the express limitations of the Plan, (ix) delegate such powers and authority to such persons as it deems appropriate, provided that any such delegation is consistent with applicable law and any guidelines as may be established by the Board from time to time, and (x) waive any conditions under any Awards. Notwithstanding the foregoing, the Committee may grant Awards that will result in the issuance of up to five percent (5%) of the shares reserved for issuance under the Plan pursuant to Section 9(a) hereof without regard to the minimum vesting provisions.

(c)        Outside Advisors to the Committee. The Committee may employ counsel, consultants, accountants, appraisers, brokers or other persons at the expense of the Company. The Committee, the Company, and the officers or Directors of the Company shall be entitled to rely upon the advice, opinions or valuations of any such persons.

(d)        Authority; Liability. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final, conclusive and binding upon all Grantees, the Company and all other interested persons. No member of the Committee shall be liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation.

4.	Awards.

(a)        General. From time to time, the Committee will determine the form, amounts, terms, conditions and limitations of Awards, consistent with the terms of this Plan. The form, amount, terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee, consistent, however, with the terms of the Plan, which Award Agreement may contain, among other things, provisions dealing with the treatment of Awards in the event of the termination of employment or service (as applicable), disability or death of a Grantee. By accepting an Award, a Grantee thereby agrees that the Award shall be subject to all the terms and provisions of the Plan and the applicable Award Agreement.

(b)        Forms of Award. An Award may be made by the Committee in the form of Options, SARs, Performance-Based Awards or Other Awards that the Committee determines are consistent with the Plan and the interests of the Company as described further in Section 8 below.

(c)        Rights of Grantees. No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a stockholder of the Company with respect to such Shares subject to an Award until the delivery of such Shares. Except as otherwise provided in Section 11(a), no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(d)        Clawback. The Committee may, in its sole discretion, specify in an Award that the Grantee’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment or services for cause, termination of the Grantee’s provision of services to the Company or any of its subsidiaries, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Grantee, or restatement of the Company’s financial statements to reflect adverse results from those previously released financial statements, as a consequence of errors, omissions, fraud, or misconduct. Without limiting the foregoing, all Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with applicable law or stock exchange listing requirements, any company policy, and any relevant provisions in the applicable award agreement.

5.	Options.

(a)        Grant. The Committee may grant Options in such amounts and subject to such terms and conditions as the Committee may determine. The Award Agreement evidencing such Option shall include the option exercise period and the Exercise Price (which shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted, other than in the case of Options granted in substitution of previously granted awards as described herein) and such other terms, conditions or restrictions on the grant or exercise of the Option as the Committee deems appropriate. At the time of grant, the Committee shall designate in writing in the applicable Award Agreement whether the Option is intended to be an Incentive Stock Option, and any Option not so designated shall be a Nonqualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the time the Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and any other plans of the Company are first exercisable by a Grantee during any calendar year shall exceed the maximum limit, if any, imposed from time to time under Section 422 of the Code, such Options or a portion thereof shall be treated as Nonqualified Stock Options. No Incentive Stock Option may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.

(b)        Term. In addition to other restrictions contained in the Plan, an Option described in this Section 5 may not be exercised more than ten (10) years after the date it is granted. If the term of an Option (other than an Incentive Stock Option) would expire during a period when trading in the Shares is prohibited or restricted by law or under the Company’s insider trading policy, and unless otherwise provided in an applicable Award Agreement, the term of the Option will be extended automatically to the 30th day after expiration of the prohibition or restriction to the extent such automatic extension would not cause the Option to become subject to Section 409A.

(c)        Exercise. Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 5 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. Unless the Committee otherwise provides in the applicable Award Agreement, the Exercise Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Grantee by one or a combination of the following: (i) in cash or its equivalent (e.g., by check), (ii) by transferring Shares to the Company having a Fair Market Value equal to the aggregate Exercise Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee (such as, for example, a requirement that such Shares have been held for six months if necessary to avoid adverse accounting consequences), (iii) subject to such procedures as may be established by the Committee (A) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell part or all of the Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Exercise Price for the Shares being purchased and all applicable withholding taxes (subject to Section 15 hereof), or (B) on a “net exercise” basis, by directing the Company to withhold from delivery to the Grantee that number of whole Shares of the Company otherwise deliverable upon such exercise in an amount equal to the aggregate Exercise Price for the Shares being purchased and all applicable withholding taxes (subject to Section 15 hereof); or (iv) such other methods as the Committee may determine in its sole discretion. No Grantee shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Grantee has given written notice of exercise of the Option, the Grantee has paid in full for such Shares and, if applicable, the Grantee has satisfied any other conditions imposed by the Committee pursuant to the Plan.

(d)        Incentive Stock Options. Notwithstanding Sections 5(b) and 5(c), to the extent required under Section 422 of the Code, an Incentive Stock Option granted to an individual who, at the time the Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of his employer corporation, parent or Subsidiary, (i) shall have an Exercise Price not less than

110% of the Fair Market Value of a Share on the day on which the Option is granted and (ii) by its terms, shall not be exercisable after the expiration of five (5) years from the date of grant.

(e)        Attestation. Wherever in this Plan or any Award Agreement a Grantee is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Grantee may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired upon the exercise of the Option.

(f)        Repricing of Options. Notwithstanding any provision herein to the contrary, the repricing of an Option, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower the Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option in exchange for another Award at a time when the Exercise Price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an adjustment permitted under Section 11(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

6.	Stock Appreciation Rights (SARs).

(a)        Grant. The Committee may grant SARs in such amounts and subject to such terms and conditions as the Committee may determine.

(b)        Term. Outstanding exercisable SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the initial exercise date of such SAR). The Committee may from time to time prescribe periods during which outstanding exercisable SARs shall not be exercisable; provided, that in no event shall a Stock Appreciation Right be exercisable more than ten (10) years after the date it is granted, and, provided further that, unless otherwise provided in an applicable Award Agreement, if the term of an SAR would expire during a period when trading in the Shares is prohibited or restricted by law or under the Company’s insider trading policy, the term of the SAR will be extended automatically to the 30th day after expiration of the prohibition or restriction to the extent such automatic extension would not cause the SAR to become subject to Section 409A.

(c)        Exercise. The Exercise Price per Share of an SAR shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the SAR is granted (other than in the case of an SAR granted in substitution of previously granted awards). Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Section 11(a), upon exercise of an outstanding exercisable SAR, each SAR shall entitle a Grantee upon exercise to an amount equal to (i) the excess of (a) the Fair Market Value of a Share (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, and payment to the Grantee shall be made in Shares (valued at such Fair Market Value) or in cash (or a combination of the two), as determined by the Committee. The Grantee shall be the beneficial owner and record holder of such Shares properly credited on such date of delivery. SARs may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the SAR is being exercised. No fractional Shares will be issued in payment for SARs, but instead cash will be paid in lieu thereof.

(d)        Repricing of SARs. Notwithstanding any provision herein to the contrary, the repricing of a SAR, once granted hereunder, is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a SAR to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a SAR in exchange for another Award at a time when its exercise price is greater than the Fair Market Value of the underlying Shares, unless the cancellation and exchange occurs in connection with an adjustment permitted under Section 11(a) below. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

7.	Performance-Based Awards.

(a)        Grant. The Company may grant to any Grantee Awards based on one or more Performance Goals (such Awards, “Performance-Based Awards”). Without limiting the application of Treasury regulation section 1.162-27(e)(2)(vi) as it may apply to any Options or SARs, the Committee, in its sole discretion, may grant Performance-Based Awards which are denominated in Shares, cash, by reference to Shares, or a combination thereof, which Awards may, but for the avoidance of doubt are not required to, be granted in a manner which is intended to be deductible by the Company under Section 162(m) of the Code (or any successor section thereto). Such Performance-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine. Performance-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Performance-Based Awards will be made, the number of Shares or aggregate amount of cash to be awarded under (or otherwise related to) such Performance-Based Awards, whether such Performance-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof, dividend and dividend equivalent rights, and provisions ensuring that all Shares so awarded and issued, to the extent applicable, shall be fully paid and non-assessable). Notwithstanding the foregoing, except for grants to newly-hired Grantees, Performance-Based Awards shall have a performance period of at least twelve months.

(b)        Satisfaction of Performance Goals. During any period when Section 162(m) of the Code is applicable to the Company and the Plan (after giving effect to Treasury regulation section 1.162(m)-27(f)), such Awards granted to employees under this Plan that are intended to qualify as qualified performance-based compensation under Section 162(m) of the Code, including Performance-Based Awards, shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee prior to the earlier to occur of (i) 90 days after the commencement of the period of service to which the Performance Goal relates; and (ii) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. The Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification in a manner consistent with Section 162(m) of the Code and the regulations promulgated thereunder. The amount of the Performance-Based Award actually paid to a given Grantee may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Awards intended to qualify as qualified performance-based compensation made pursuant to this Plan shall be determined by the Committee. Notwithstanding anything to the contrary contained herein, in no event may dividends and dividend equivalents that may be applicable to Performance-Based Awards be paid until and to the extent such Award is earned and vested, upon satisfaction of applicable Performance Goals.

8.	Other Awards.

The Committee may grant other types of equity-based or equity-related Awards (including Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares) as well as cash-based Awards in such amounts and subject to such terms and conditions as the Committee shall determine, including without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares), alone or in addition to any other Awards granted under the Plan, upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives, or, in the case of an Other Award intended to comply with Section 162(m) of the Code, Performance Goals. Such Awards may entail the transfer of actual Shares to Grantees, or payment in cash, or payment in cash in an amount based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Subject to the provisions of the Plan, the Committee shall determine to whom and when cash or Other Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Awards, whether such Other Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).

9.	Shares Subject to the Plan; Limitations and Conditions.

(a)        Shares Available Under the Plan. Subject to adjustment as provided in Section 11(a), the total number of Shares which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date will be 8,000,000. Shares that may be delivered pursuant to Awards may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury or otherwise acquired for the purposes of the Plan. If, after the Effective Date, any Award is forfeited, expires unexercised or otherwise terminates or is canceled without the delivery of Shares, or Shares owned by a Grantee are tendered to pay the exercise price of any Award granted under the Plan, then the Shares covered by such forfeited, expired, terminated or canceled Award or which are equal to the number of Shares surrendered, withheld or tendered shall again become available for issuance pursuant to Awards granted or to be granted under this Plan. If an Award is settled for cash (in whole in part) or otherwise does not result in the delivery or issuance of all or a portion of the Shares subject to such Award (including in connection with the payment in Shares on the exercise of an SAR), such Shares shall to the extent of such cash settlement, immediately become available for new Awards. Except as provided in this Section 9 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of Shares that may be subject to Awards to any individual under the Plan and there shall be no limit on the amount of cash, securities, other than Shares hereunder as adjusted as provided Section 11(a) hereof, or other property that may be delivered pursuant to any Award.

(b)        Assumption or Substitution of Previous Awards. Awards may, in the discretion of the Committee, be made under the Plan in assumption of, or in substitution for, outstanding awards of a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines. Any Shares (i) delivered by the Company, (ii) with respect to which Awards are made hereunder and (iii) with respect to which the Company (or any Affiliate) becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding Awards previously granted by an acquired entity or an entity with which the Company or any of its subsidiaries combines, shall not count against the Shares available to be delivered pursuant to Awards under this Plan. In addition, in the event that a company acquired by the Company or any of its subsidiaries or with which the Company or any of its subsidiaries combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination.

(c)        Shares Available for Incentive Stock Options. Notwithstanding the foregoing, but subject to adjustment as provided in Section 11(a), no more than 8,000,000 Shares that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options.

(d)        Shares Available Per Individual. Subject to adjustment as provided in Section 11(a), the maximum number of Shares with respect to which Options or SARs may be granted to an individual Grantee in any fiscal year of the Company shall be 1,500,000.

(e)        Performance-Based Award Limitation. Subject to adjustment as provided in Section 11(a), (i) the maximum number of Shares that may be delivered in respect of Performance-Based Awards denominated in Shares to any individual Grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) shall be 750,000, or in the event such Performance-Based Award is paid in cash, other securities, other Awards or other property, no more than the Fair Market Value of such Shares on the last day of the performance period to which such Award relates; and (ii) the maximum amount that can be paid to any individual Grantee for a single fiscal year during an applicable performance period (or with respect to each single fiscal year in the event a performance period extends beyond a single fiscal year) pursuant to a Performance-Based or Other Award denominated in cash shall be $10,000,000.

(f)        Expiration of Plan. No Awards shall be granted under the Plan beyond ten (10) years after the Effective Date of the Plan, but the terms of Awards made on or before the expiration of the Plan may extend beyond such expiration date. At the time an Award is made or amended or the terms or conditions of an Award are changed in accordance with the terms of the Plan or the Award Agreement, the Committee may provide for limitations or conditions on such Award.

(g)        Anti-alienation. No Awards shall, prior to vesting and delivery thereof to the Grantee, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Grantee.

(h)        Nontransferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Grantee other than by will or by the laws of descent and distribution. An Award exercisable after the death of a Grantee may be exercised by his legatees, personal representative, or distributees. Except as otherwise determined by the Committee, no exercise of any Award may be made during a Grantee’s lifetime by anyone other than the Grantee, except by a legal representative appointed for or by the Grantee; provided, however, that, subject to such limits as the Committee may establish, the Committee, in its discretion, may allow the Grantee to transfer an Award for no consideration to, or for the benefit of, an “immediate family member” (to be defined by the Committee) or to a bona fide trust for the exclusive benefit of such immediate family member, or a partnership or limited liability company in which immediate family members are the only partners or members. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of this Section 9(h) shall be void, and shall not be recognized by the Company. All of the terms and conditions of this Plan and the applicable Award Agreements shall be binding upon any permitted successors and assigns.

(i)        No Effect on other Benefits. Absent express provisions to the contrary, any Award under this Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement or severance plan of the Company or its Affiliates and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(j)        Notice of Disposition of Shares. If any Grantee shall make any disposition of Shares delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described under Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall timely notify the Company of such disposition.

10.	Transfers; Leaves of Absence; Separation from Service.

For purposes of the Plan and any Award Agreement, unless the Committee determines otherwise: (i) a transfer of a Grantee’s employment without an intervening period of separation among the Company and any of its Affiliates shall not be deemed a termination of employment, and (ii) a Grantee who is awarded in writing a leave of absence or who is entitled to a statutory leave of absence shall be deemed to have remained in the employ of the Company (and any of its Affiliates) during such leave of absence. In the case of an Award subject to Section 409A, no termination of employment or the other provision of service shall be deemed a termination from employment unless it is a “separation from service” under Section 409A.

11.	Adjustments and Other Corporate Events.

(a)        Generally. In the event of any equity split, spin off, equity distribution or dividend (other than regular cash dividends or distributions), equity combination, reclassification, recapitalization, liquidation, dissolution, reorganization, merger, consolidation or similar event that the Committee determines in its sole discretion affects the capitalization of the Company (and without liability to any Person), the Committee shall adjust appropriately (i) the number and kind of Shares (or other securities) subject to the Plan, as set forth in Section 9 hereof, and available for or covered by Awards and (ii) Share prices related to outstanding Awards, and make such other revisions or substitutions to outstanding Awards, in each case, as it deems, in good faith, are equitably required (including, without limitation, to the Exercise Price of Options and SARs) to prevent dilution or enlargement of rights granted hereunder; provided that any adjustment will be in accordance with Section 409A, to the extent applicable, so as not to cause a modification or deemed new grant of award.

(b)        Upon Change in Control.

(i)        Unless otherwise provided for by the Committee in the applicable Award Agreement or otherwise determined at any time by the Committee in its sole discretion, upon a termination of employment or service of a Grantee within twenty four (24) months of the occurrence of a Change in Control that occurs while the Grantee was still employed by, or in the service of, the Company and/or any of its Affiliates (A) by the Company or any of its Affiliates other than for Cause or (B) by the Grantee for Good Reason, all of the Grantee’s Awards which have not at such time become vested, delivered, or exercisable, or otherwise remain subject to lapse restrictions, shall immediately become vested, delivered and exercisable or no longer subject to lapse restrictions, as may be applicable.

(ii)        In the event of a Change in Control after the Effective Date of the Plan, the Committee may (subject to Section 14), in its sole discretion, either (alone or in combination): (A) cancel such Awards for fair consideration (as determined in the sole discretion of the Committee) which, in the case of Options and SARs shall equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate Exercise Price of such Options or SARs; (B) provide for the assumption of such Awards or the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder, including any applicable vesting conditions or (C) provide that for a period of at least 15 days prior to the Change in Control, such Awards shall be exercisable as to all Shares subject thereto, and that upon the occurrence of the Change in Control, such Awards shall terminate and be of no further force and effect.

For the avoidance of doubt, pursuant to clause (A) above, the Committee may cancel Options and SARs for no consideration if the aggregate Fair Market Value of the Shares subject to such Options or SARs is less than or equal to the aggregate Exercise Price of such Options or exercise price of such SARs.

12.	Amendment and Termination of Plan and Awards.

(a)        Amendment of Awards. The Committee shall have the authority to make such amendments to any outstanding Awards as are consistent with this Plan provided that no such action shall modify any Award in a manner adverse in any material respect to the Grantee without the Grantee’s consent except as such modification is provided for or contemplated in the terms of the Award or this Plan (including, for the avoidance of doubt, pursuant to Section 11 hereof).

(b)        Amendment, Suspension or Termination of Plan. The Board may amend, suspend or terminate the Plan except that no such action, other than an action under Section 11 hereof, may be taken which would, without stockholder approval to the extent required by law, or to the extent necessary to comply with the performance-based compensation section under Section 162(m) of the Code as described in Section 12(c) below, increase the aggregate number of Shares available for Awards under the Plan, decrease the price of outstanding Awards (subject to the limitations of Sections 5(f) and 6(d) hereunder), change the requirements relating to the Committee as set forth in Section 3 hereof, or extend the term of the Plan.

(c)        Section 162(m). Unless otherwise determined by the Board, stockholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule, or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for amounts paid pursuant to the Plan to constitute performance based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of the Company as required by Section 162(m) of the Code and the regulations thereunder, and, if and to the extent the Committee determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code shall be effective without the approval of the stockholders of the Company.

13.	Governing Law; Foreign Awards.

(a)        Law. This Plan shall be governed in all respects by the laws of the State of Delaware without giving effect to the principal of conflict of laws.

(b)        Foreign Awards. The Committee may make Awards to employees, non- employee members of the Board, consultants, or other persons having a relationship with the Company or any of its Affiliates who are subject to the laws of jurisdictions other than those of the United States, which Awards may have terms and conditions that differ from the terms thereof as provided elsewhere in the Plan for the purpose of complying with non-US laws or otherwise as deemed to be necessary or desirable by the Committee.

14.	Conformity to Section 409A.

It is intended that all Awards under this Plan and any Award Agreement either be exempt from or avoid taxation under Section 409A. All Options or other similar Awards that are granted with an Exercise Price shall be granted with an exercise price such that the Award would not constitute deferred compensation under Section 409A or shall otherwise be structured to avoid taxation under Section 409A. Any ambiguity in this Plan and any Award Agreement shall be interpreted to comply with Section 409A. To the extent applicable, as determined in the sole discretion of the Committee with and upon advice of counsel, (a) each amount or benefit payable pursuant to this Plan and any Award Agreement shall be deemed a separate payment for purposes of Section 409A and (b) in the event the equity interests of the Company are publicly traded on an established securities market or otherwise and the Grantee is a “specified employee” (as determined under the Company’s administrative procedure for such determinations, in accordance with Section 409A) at the time of the Grantee’s termination of employment, any payments under this Plan or any Award Agreement that are deemed to be deferred compensation subject to Section 409A shall not be paid or begin payment until the earlier of the Grantee’s death and the first day following the six (6) month anniversary of the Grantee’s date of termination of employment. The Committee shall use commercially reasonable efforts to implement the provisions of this Section 14 in good faith; provided that neither the Company, the Board, the Committee nor any of the Company’s employees, Directors or representatives shall have any liability to Grantees with respect to this Section 14.

15.	Withholding Taxes.

If the Company and/or any Affiliate shall be required to withhold any amounts by reason of any Federal, State, local or foreign tax rules or regulations in respect of any Award (including, without limitation, FICA tax), the Company and/or any Affiliate shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements. The Company or any of its Affiliates shall have the right, at its option, to (i) require the Grantee (or the Grantee’s permitted transferee under Section 9(h), as applicable) to pay or provide for payment of the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, (ii) deduct or withhold (or cause to be deducted or withheld) from any amount otherwise payable (whether related to the Award or otherwise) to the Grantee (or the Grantee’s transferee, as applicable and where otherwise permitted under the Plan) the amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or (iii) if the Committee determines, to withhold Shares with a Fair Market Value of the minimum amount of any taxes which the Company or any of its Affiliates may be required to withhold with respect to such Award, or (iv) enter into with the Grantee any such other suitable arrangements approved by the Committee. In no event will Shares be withheld at Fair Market Value in excess of the minimum statutory withholding rate. Notwithstanding anything contained herein to the contrary, Fair Market Value for this purpose shall be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional Share to be settled in cash).

16.	Effective Date.

(a)        Shareholder approval of the Plan will be sought and, upon receipt of such shareholder approval, the Plan, as amended, shall be effective as of the Effective Date. If shareholder approval is not obtained, the Plan will continue under and subject to its terms as previously in effect.

17.	Miscellaneous.

(a)        ERISA. This Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

(b)        No Right of Employment or Service. Nothing contained herein, in an Award Agreement or in an Award shall confer on any employee, Director or consultant any right to be continued in the employ or service of the Company and/or any Affiliates, constitute any contract or agreement of employment or other service or affect an employee’s status as an at-will employee, nor shall anything contained herein, in any Award Agreement or an Award affect any rights which the Company and/or its Affiliates may have to change a person’s compensation or other benefits or terminate such person’s employment or association with the Company and/or its Affiliates for any reason (with or without cause, with or without compensation) at any time.

(c)        Certificates. All certificates, if any, evidencing Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission or other applicable governmental authority, any stock exchange or market upon which such securities are then listed, admitted or quoted, as applicable, and any applicable Federal, state or any other applicable laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)        Funding. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(e)        Non-Uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive or are eligible to receive Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan and the terms and provisions of Awards under the Plan.

(f)        Section Headings; Construction. The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections. All words used in this Plan shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(g)        Severability; Entire Agreement. In the event any provision of the Plan or any Award Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan and such Award Agreement and such illegal, invalid or unenforceable provision shall be deemed modified as if such provision had not been included.

(h)        Survival of Terms; Conflicts. The provisions of the Plan shall survive the termination of the Plan to the extent consistent with, or necessary to carry out, the purposes thereof. Each Award Agreement remains subject to the terms of the Plan, however, in the event of any conflict between specific provisions of the Plan and an Award Agreement, the Plan shall control, except where the terms of the Award Agreement are more restrictive than the terms of the Plan.

(i)        Arbitration. Any dispute with regard to the enforcement of this Plan and any Award Agreement hereunder shall be exclusively resolved by a single experienced arbitrator selected in accordance with the American Arbitration Association (“AAA”) rules and procedures, at an arbitration to be conducted in the State of New York pursuant to the National Rules for the Resolution of Employment Disputes rules of the AAA with the arbitrator applying the substantive law of the State of Delaware as provided for under Section 13(a) hereof. The AAA shall provide the parties hereto with lists for the selection of arbitrators composed entirely of arbitrators who are members of the National Academy of Arbitrators and who have prior experience in the arbitration of disputes between employers and senior executives. The determination of the arbitrator shall be final and binding on the parties hereto and judgment therein may be entered in any court of competent jurisdiction. Each party shall pay its own attorneys’ fees and disbursements and other costs of the arbitration.

February 8, 2016

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

May 3, 2016

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 3, 2016:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

21033300000000000000 1	050316

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN

1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas D. O’Malley O Spencer Abraham O Wayne Budd O S. Eugene Edwards O William Hantke O Dennis Houston O Edward Kosnik O Robert J. Lavinia O Eija Malmivirta O Thomas J. Nimbley		2.	The ratification of Deloitte & Touche LLP as the Company’s independent registered auditors for the year ended December 31, 2016;	☐	☐	☐
				3.	An advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and	☐	☐	☐
4.

To approve the amendment and restatement of the PBF Energy Inc. 2012 Equity Incentive Plan to, among other things, extend the expiration date, increase the number of shares reserved for issuance under the plan by 3,000,000 shares and reapprove the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986.

						☐	☐	☐
NOTE: With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF

PBF ENERGY INC.

MAY 3, 2016

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 3, 2016:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/17860/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

21033300000000000000 1	050316

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES UNDER PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

						FOR	AGAINST	ABSTAIN

1. ☐ ☐ ☐	Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Thomas D. O’Malley O Spencer Abraham O Wayne Budd O S. Eugene Edwards O William Hantke O Dennis Houston O Edward Kosnik O Robert J. Lavinia O Eija Malmivirta O Thomas J. Nimbley		2.	The ratification of Deloitte & Touche LLP as the Company’s independent registered auditors for the year ended December 31, 2016;	☐	☐	☐
				3.	An advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement; and	☐	☐	☐
4.

To approve the amendment and restatement of the PBF Energy Inc. 2012 Equity Incentive Plan to, among other things, extend the expiration date, increase the number of shares reserved for issuance under the plan by 3,000,000 shares and reapprove the material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986.

						☐	☐	☐
NOTE: With discretionary authority upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐

PBF ENERGY INC.

One Sylvan Way, Second Floor

Parsippany, New Jersey 07054

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas D. O’Malley and Trecia Canty as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of PBF Energy Inc. held of record by the undersigned on March 8, 2016, at the Annual Meeting of Stockholders to be held at the Hilton Short Hills, 41 John F Kennedy Parkway, Short Hills, NJ 07078, on May 3, 2016, or any adjournment or postponement thereof, with all the power which the undersigned would have if personally present, hereby revoking any proxy heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

(Continued and to be signed on the reverse side.)

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